UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                          Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.

15030 Avenue of Science

San Diego, CA 92128

October 15, 2008

To our Stockholders:

You are cordially invited to attend the Solera Holdings, Inc. 2008 annual meeting of stockholders beginning at 9:00 a.m. local time on November 12, 2008 at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the annual meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to present evidence of your stockholdings to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Solera stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Tony Aquila
President, Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2008 annual meeting of stockholders of Solera Holdings, Inc. (the “Company”, “Solera”, “we”, “our” or “us”) will be held at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, on November 12, 2008, beginning at 9:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	the election of five directors to serve a term of one year;

(2)	the approval of the Solera Holdings, Inc. 2008 Omnibus Equity Incentive Plan;

(3)	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009; and

(4)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on October 1, 2008 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Jason Brady

Secretary

October 15, 2008

San Diego, California

15030 AVENUE OF SCIENCE

SAN DIEGO, CA 92128

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 12, 2008

PROXY STATEMENT

The Board of Directors (the “Board”) of Solera Holdings, Inc. (the “Company” or “Solera”) is soliciting proxies from its stockholders to be used at the 2008 annual meeting of stockholders to be held on November 12, 2008, beginning at 9:00 a.m. local time, at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any postponements or adjournments thereof. This Proxy Statement contains information related to the annual meeting. The notice of annual meeting, a proxy card, this Proxy Statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 29, 2008 for the fiscal year ended June 30, 2008 (the “2008 Annual Report”) are being mailed to stockholders on or about October 10, 2008. The fiscal year ended June 30, 2008 is referred to as “fiscal 2008” in this Proxy Statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2008 annual meeting of stockholders. You are receiving a Proxy Statement because you owned shares of our common stock on October 1, 2008, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2008 Annual Report are being mailed to stockholders on or about October 15, 2008.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2008 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Solera’s 10-K and other financial information?

Stockholders can access our 2008 Annual Report our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.solerainc.com.

Stockholders may request an additional free copy of our 2008 Annual Report from:

Solera Holdings, Inc.

Attn: Chief Financial Officer

15030 Avenue of Science

San Diego, CA 92128

(858) 724-1600

We will also furnish any exhibit to the 2008 Annual Report if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2008 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on October 1, 2008, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Solera common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 64,938,889 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 64,938,889 shares of Solera common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 32,469,445 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1 a.m., Central Standard Time, on November 11, 2008. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the cost of this solicitation?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of 2008 Omnibus Equity Incentive Plan. Approval of the 2008 Omnibus Equity Incentive Plan requires the affirmative vote of the majority of a quorum permitting the conduct of business at the annual meeting.

Ratification of Appointment of Deloitte & Touche LLP. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009 requires the affirmative vote of the majority of a quorum permitting the conduct of business at the annual meeting.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. We have supplied copies of its proxy materials for our 2008 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board of Directors to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending December 31, 2008.

How may I obtain a copy of Solera’s Bylaw provisions regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Solera’s stockholders?

A list of our stockholders entitled to attend and vote at the 2008 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2008 annual meeting at our offices located at:

15030 Avenue of Science

San Diego, CA 92128

The list will be available for viewing also at the 2008 annual meeting. You must be a stockholder of Solera and present valid identification to view the list.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this Proxy Statement is six. Our Board of Directors has nominated five candidates for election as directors at our 2008 annual meeting of stockholders. In connection with our 2008 annual meeting of stockholders, the size of our Board will be reduced by one director to five authorized directors, as Ms. Gillespie was not nominated by our Board for re-election as a director at our 2008 annual meeting of stockholders. The five candidates nominated by the Board for election as directors at the 2008 annual meeting of stockholders are identified below, each of whom is currently a member of the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the five persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to us that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time. The information presented below for the director nominees has been furnished to us by the director nominees and directors.

Information regarding the nominees, as of October 10, 2008, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Tony Aquila, age 43, has served as our President and Chief Executive Officer since our formation in April 2005, and served as a member of our board of managers between April 2005 and May 2007 and as a member of our Board of Directors since the completion of our corporate reorganization on May 10, 2007. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

Philip A. Canfield, age 40, has been a member of our Board of Directors since the completion of our corporate reorganization on May 10, 2007 and served as a member of our board of managers between April 2005 and May 2007. Mr. Canfield has been a principal at GTCR Golder Rauner, L.L.C. since 1997. Mr. Canfield has a B.S. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield serves also as a board member of several private portfolio companies of GTCR Golder Rauner, L.L.C. and GTCR Golder Rauner II, L.L.C. (“GTCR”).

Arthur F. Kingsbury, age 60, has been a member of our Board of Directors since October 4, 2008. He has been a private investor since 1996. Mr. Kingsbury has over thirty-five years of business and financial experience, including financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications.

Specific positions included President and Chief Operating Officer of VNU-USA, Inc., Vice Chairman and Chief Operating Officer of BPI Communications, Inc. and Chief Financial Officer of Affiliated Publications, Inc. Mr. Kingsbury currently serves on the board of directors of HSW International, Inc., an international online publishing company, and Dolan Media Company, a provider of business information. Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

Jerrell W. Shelton, age 63, has been a member of our Board of Directors since the completion of our initial public offering on May 16, 2007. Mr. Shelton is an advisor to Medley Capital LLC, a private investment management firm. From June 2004 to May 2006, Mr. Shelton served as the chairman and chief executive officer of Wellness, Inc., a company that designs, manufacturers and installs healthcare equipment for hospitals and other clinical customers. From November 2000 to June 2004, Mr. Shelton served as a visiting executive, and then advisory director, for the Research Division of IBM Corporation, a provider of, among other things, business and information technology consulting and implementation services. Mr. Shelton has a B.S. in business administration from the University of Tennessee and an M.B.A. from Harvard University.

Stuart J. Yarbrough, age 57, has been a member of our Board of Directors since the completion of our initial public offering on May 16, 2007. Mr. Yarbrough is the chief executive officer of 3Point Capital Partners, a private equity firm where he has worked since February 2007. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provides debt financing to growth companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

A majority of the Board of Directors recommends a vote FOR the election of each of the directors listed above.

ITEM 2—ADOPTION OF EQUITY INCENTIVE PLAN

Prior to our initial public offering, we adopted the 2007 Long-Term Equity Incentive Plan (the “LTIP”). An aggregate of 4,300,000 shares of our common stock was initially reserved for issuance under the LTIP, subject to certain adjustments reflecting changes in our capitalization. As of October 1, 2008, (i) 2,664,616 shares remained available for grant under the LTIP, (ii) 1,079,628 shares were subject to outstanding stock options or stock appreciation rights, (iii) $22.83 was the weighted average exercise price per share of outstanding stock options, (iv) 9.2 years was the average remaining term of outstanding stock options and (v) 280,185 shares were unvested and subject to outstanding restricted stock awards or restricted stock unit awards.

On October 10, 2008, the Board of Directors approved adoption of the Solera Holdings, Inc. 2008 Omnibus Equity Incentive Plan (the “2008 Plan”), subject to approval by our stockholders at the Annual Meeting. If approved by our stockholders, the 2008 Plan will replace the LTIP going forward and thereafter no further awards will be made under the LTIP. All awards made under the LTIP prior to the 2008 Plan taking effect will remain outstanding according to their terms.

The following description summarizes the principal features of the 2008 Plan, but is qualified in its entirety by reference to the full text of the 2008 Plan as set forth on Appendix A to this Proxy Statement.

Description of the Plan

Purpose. The purpose of the 2008 Plan is to assist us and our subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and advisors. The Board of Directors believes that such individuals will contribute to our success in achieving our long-term objectives, which will inure to the benefit of all our stockholders, through the incentives inherent in the awards granted under the 2008 Plan.

Eligibility. All directors, employees, consultants and advisors of Solera and our subsidiaries are eligible to receive awards under the 2008 Plan.

Key Features of the Plan

Plan Term:	November 12, 2008 to November 11, 2018.

Shares Reserved:	Up to 12,850,000 shares are initially reserved, subject to adjustment for stock splits and similar events. This figure consists of 10,120,000 shares, plus the number of unallocated shares remaining in the LTIP on the date of this meeting, but not more than 2,730,000 shares. Stock options and stock appreciation rights draw down this reserve 1 share for every share issued while restricted stock and restricted stock units draw down this reserve 2.05 shares for every share issued. In addition, shares that are released from awards granted under the LTIP that are outstanding on the date the 2008 Plan takes effect that thereafter expire or are forfeited will increase the number of shares available under the 2008 Plan by 1 share for each share released from a stock option or stock appreciation right and by 2.05 shares for each share released from a restricted stock award or restricted stock unit award.

Award Types:	(1) Stock options (2) Restricted stock (3) Restricted Stock Units (RSUs) (4) Stock Appreciation Rights (SARs) (5) Performance-based awards (which may be settled in cash or shares)

Award Terms:	Stock options and SARs will have a term of no longer than seven years from date of grant.

162(m) Limits:	Section 162(m) of the U.S. tax code requires that our stockholders approve the maximum number of shares, subject to adjustment for stock splits and similar events, that may be made subject to awards granted to an individual in a given year as well as the maximum amount of cash that could be paid for achievement of performance goals (approval of the types of metrics used to set individual performance goals is also required and we list the ones for which we seek approval below). Approval by our stockholders of these limits and the performance metrics enumerated below will qualify awards granted under the Plan for treatment as performance-based compensation that can be excluded from Section 162(m)’s $1 million limitation on tax deductibility for compensation paid to specified senior executives. Accordingly, the Plan limits awards granted to an individual participant in any calendar year to:

(1) No more than 5,000,000 shares subject to stock options or SARs to an individual participant in any calendar year.

(2)    No more than 5,000,000 shares subject to restricted stock or RSU awards to an individual participant in any calendar year.

(3)    No more than $7,000,000 may be paid to a participant as “performance-based compensation” for any 12 months of a performance period.

These limits are greater than what has actually been granted to any individual in the past.

ISO Limit:	No more than 12,850,000 shares, subject to adjustment for stock splits and similar events, may be issued pursuant to the exercise of options designated as “incentive stock options” for purposes of the U.S. tax code.

Vesting:	Determined by the Compensation Committee or the Board at the time of grant with vesting conditioned on service or performance or a combination of the two. In general, our past practice has been to provide for service-based vesting with such vesting to occur over 4 years with 25% vesting at once on the first anniversary of the commencement date for the service period and then in equal quarterly installments over the next 12 quarters measured from the initial vesting date.

Prohibited:	(1) Granting stock options or SARs at a price below the market value of our stock on the date of grant.

(2)    Repricing or reducing the exercise price of a stock option or SAR without prior stockholder approval.

(3)    Except under certain circumstances as described in the 2008 Plan, which is attached, cancel any stock options or SARs when the grant price per share exceeds the fair market value of the underlying shares in exchange for cash or another award.

(4)    Adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to us to pay the exercise price and/or tax obligations associated with an award, or when we repurchase shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option.

Administration. The 2008 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to interpret and construe all provisions of the 2008 Plan and to make all decisions and determinations relating to the operation of the 2008 Plan, including the authority and discretion to: (i) select the individuals to receive awards; (ii) determine the time or times when awards will be granted and will vest; and (iii) establish the terms and conditions upon which awards may be exercised or settled; and (iv) determine whether the award will be for shares or cash or a combination of the two.

Duration. The 2008 Plan will be effective on the date it is approved by the stockholders of the Company and continue until the tenth anniversary of such approval date. If stockholder approval is not obtained, the 2008 Plan will be null and void and our LTIP will remain in effect.

Shares Subject to Plan. Upon stockholder approval, a maximum of up to 12,850,000 shares of common stock will be immediately available for issuance under the 2008 Plan. Any shares subject to options or stock appreciation rights will be counted against the shares available for issuance as one (1) share for every share subject thereto. Any shares subject to awards other than options or stock appreciation rights will be counted against the shares available for issuance as two and five hundredths (2.05) shares for every one (1) share subject thereto. If an award under the 2008 Plan is forfeited or is settled in cash, the subject shares shall again be available for grant under the 2008 Plan (such forfeited or settled shares, “Recycled Shares”). To the extent that a share that was subject to an award that counted as one (1) share against the 2008 Plan reserve becomes a Recycled Share, the 2008 Plan will be credited with one (1) share. To the extent that a share that was subject to an award that counted as two and five hundredths (2.05) shares against the 2008 Plan reserve becomes a Recycled Share, the 2008 Plan will be credited with two and five hundredths (2.05) shares. The following types of shares of common stock may not become again available for grant under the 2008 Plan: (i) shares tendered by the participant or withheld by us in payment of the purchase price of an option or in satisfaction of any tax withholding obligation for a 2008 Plan award; (ii) shares repurchased by us with option proceeds; or (iii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

In the event the outstanding shares of common stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction (a “Recapitalization”), the maximum number of shares available for issuance under the 2008 Plan will be proportionately adjusted.

Awards Under the 2008 Plan

The 2008 Plan provides for the following types of awards (“Awards”): (i) stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) performance awards.

Stock Options. The Compensation Committee may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of the Common Stock within a specified time at a specified price. Two types of stock options may be granted under the 2008 Plan: incentive stock options, or “ISOs,” which are subject to special U.S. tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to our employees and employees of our subsidiaries. The exercise price of an option cannot be less than the fair market value of a share of common stock at the time of grant unless the option is being granted in substitution for an option as part of a corporate transaction (such as a merger). The expiration dates of options cannot be more than seven years after the date of the original grant. Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of our stockholders (i) lower the exercise price of an option after it is granted, (ii) cancel an option when the exercise price exceeds the fair market value of the underlying shares in exchange for another Award, or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange. Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the underlying shares.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights under the 2008 Plan. A stock appreciation right entitles the holder upon exercise to receive an amount in cash, shares of common stock, other property, or a combination thereof (as determined by the Compensation Committee), computed by reference to appreciation in the value of the common stock. The exercise price of a stock appreciation right cannot be less than the fair market value of a share of common stock at the time of grant. The expiration dates of stock appreciation rights cannot be more than seven years after the date of the original grant. Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of our stockholders (i) lower the exercise price of a stock appreciation right after it is granted, (ii) cancel a stock appreciation right when the exercise price exceeds the fair market value of the underlying shares in exchange for another Award, or (iii) take any other action with respect to a stock appreciation right that may be treated as a repricing under the rules and regulations of the New York Stock Exchange. Prior to the issuance of shares upon the exercise of a stock appreciation right, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the underlying shares.

Restricted Stock. The Compensation Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as our Compensation Committee shall determine in its discretion. Awards of restricted shares of the common stock may be made in exchange for services or other lawful consideration. Generally, awards of restricted shares of common stock are subject to the requirement that the shares be forfeited to us unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a Solera stockholder, including the right to vote the shares.

Restricted Stock Units. The Compensation Committee may grant units having a value equal to an identical number of shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as our Compensation Committee shall determine in its discretion. If the requirements specified by our Compensation Committee are met, then on the designated settlement date the holder of such units will receive shares of common stock, cash, other property, or any combination thereof, equal to the fair market value of the corresponding number of shares of common stock.

Performance Awards. The Compensation Committee may also make awards of performance shares or performance units subject to the satisfaction of specified performance criteria. Performance awards may be paid in shares of common stock, cash, other property, or any combination thereof. The performance criteria governing performance awards may be based upon one or any combination of the following criteria for which we are seeking approval:

PERFORMANCE CRITERIA

•        net sales;

•        revenue;

•        revenue growth or product revenue growth;

•        operating income (before or after taxes);

•        pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•        earnings per share;

•        cash earnings per share;

•        net income (before or after taxes);

•        adjusted net income (before or after taxes);

•        net income (before or after taxes) per share (outstanding or as adjusted for possible dilution);

•        adjusted net income (before or after taxes) per share (outstanding or as adjusted for possible dilution);

•        return on equity;

•        total shareholder return;

•        co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•        supply chain achievements (including establishing relationships with manufacturers or data suppliers of our products);

•        cash flow return on investment;

•        improvement in or attainment of expense levels or working capital levels;

•        return on assets or net assets;

•        appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company;

•        market share;

•        gross profits;

•        earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

•        adjusted earnings (including adjusted earnings before taxes, earnings before interest and taxes or adjusted earnings before interest, taxes, depreciation and amortization);

•        economic value-added models or equivalent metrics;

•        comparisons with various stock market indices;

•        reductions in costs;

•        cash flow or cash flow per share (before or after dividends);

•        return on capital (including return on total capital or return on invested capital);

•        cash earnings (which may be adjusted as for earnings above) per share (outstanding or as adjusted for possible dilution)

•        operating margins, gross margins or cash margin;

•        year-end cash;

•        debt reduction;

•        stockholder equity;

•        research and development achievements;

•        measurable objectives related to process development activities;

•        regulatory achievements;

•        strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property);
establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products;

•        implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel;

•        financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•        factoring transactions;

•        sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions).

Limitations on Grants

Subject to adjustment for a Recapitalization, no 2008 Plan participant may be granted (i) options or stock appreciation rights during any calendar year with respect to more than 5,000,000 shares of common stock or (ii) restricted stock, restricted stock units, or performance awards that are denominated in shares of Common Stock in any calendar year with respect to more than 5,000,000 shares of common stock in each case that are intended to comply with the performance-based exception under Code Section 162(m) (the “Limitations”). Additionally, the maximum dollar value that may be earned by any participant for each 12 months in a performance period with respect to performance awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $7,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

General Provisions

Unless authorized by the Compensation Committee in the agreement evidencing an Award granted under the 2008 Plan, Awards may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative. The Board of Directors may, from time to time, alter, amend, suspend or terminate the 2008 Plan. No grants may be made under the 2008 Plan following the date of termination, although grants made prior to that date may remain outstanding following the termination of the 2008 Plan until their scheduled expiration date.

Certain Federal Income Tax Consequences

Tax Consequences to Participants

The following is a brief summary of certain United States federal income tax consequences relating to awards under the 2008 Plan. This summary is not intended to be complete and does not describe state, local, foreign, or other tax consequences. The tax information summarized is not tax advice.

Nonqualified Stock Options (“NSOs”). In general, (i) no income will be recognized by an optionee at the time an NSO is granted; (ii) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares of common stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options (“ISOs”). No income will be recognized by an optionee upon the grant of an ISO. In general, no income will be recognized upon the exercise of an ISO. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item for the alternative minimum tax. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock or other property received on the exercise.

Restricted Stock. The recipient of restricted shares of common stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). At such time the recipient will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. Generally, no income will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of common stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units).

Performance Awards. No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock or other property received.

Our Tax Consequences

To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Code, (iv) is properly reported to the IRS and (v) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Value of Benefits

We are unable to determine the amount of benefits that may be received by participants under the 2008 Plan if adopted, as grants of awards are discretionary with the Compensation Committee.

Certain Interests of Directors

In considering the recommendation of the Board of Directors with respect to the 2008 Plan, stockholders should be aware that the members of the Board of Directors have certain interests, which may present them with conflicts of interest in connection with such proposal. As discussed above, directors are eligible to receive awards under the 2008 Plan. Please see “Executive Compensation—Compensation of Directors” for more detail about equity grants to members of the Board of Directors. The Board of Directors recognizes that adoption of the 2008 Plan may benefit the Company’s directors and their successors, but believes that approval of the 2008 Plan will advance our interests and the interests of our stockholders by encouraging directors, employees, consultants and advisors to make significant contributions to our long-term success.

A majority of the Board of Directors recommends that our stockholders vote FOR approval of the

2008 Plan.

ITEM 3—RATIFICATION OF ACCOUNTANTS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal 2009. We do not expect representatives of Deloitte & Touche LLP to be present at the 2008 annual meeting.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 30, 2008 and June 30, 2007.

	Fiscal Year Ended
Fee Category	June 30, 2007	June 30, 2008
Audit Fees	$2,858,000	$4,194,000
Audit-Related Fees	4,312,000	217,000
Tax Fees	879,000	362,000
All Other Fees	—	—

Total Fees	$8,049,000	$4,773,000

Audit Fees: Includes the audit of our consolidated financial statements included in our annual report on Form 10-K, review of our condensed consolidated financial statements included in our Form 10-Q quarterly reports, audit of our internal control over financial reporting and the statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees: Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services in connection with our initial public offering in May 2007 and our follow-on offerings in October 2007 and June 2008.

Tax Fees: Consists of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance and tax planning and advice. Tax compliance includes preparation of original and amended tax returns, refund claims, tax payment planning and tax audit assistance.

All audit, audit-related and tax services performed by Deloitte & Touche LLP in fiscal 2008 were pre-approved by the Audit Committee of our Board of Directors, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved, and the Audit Committee must pre-approve any non-audit services to be provided to us by the independent auditor. The Audit Committee must also specifically approve any audit-related services, tax services or other permitted services if total fees for such services would exceed $50,000, and management will notify the Audit Committee if the aggregate service costs for pre-approved services exceeds $200,000 in any fiscal year. The Audit Committee is authorized to delegate to one or more of its members pre-approval authority with respect to permitted services.

A majority of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 30, 2009.

Audit Committee Report

The Audit Committee of our Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2008 with Deloitte & Touche LLP, our independent auditors for fiscal 2008, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as adopted by the Public company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP to us is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended June 30, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditor for fiscal 2009.

This report is submitted by a majority of the members of the Audit Committee who served on the Audit Committee during fiscal 2008:

Jerrell Shelton

Stuart Yarbrough

ITEM 4—OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the 2008 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors consists currently of six members. In connection with our 2008 annual meeting of stockholders, the size of our Board of Directors will be reduced by one director to five authorized directors. Following the 2008 annual meeting, if all director nominees are elected to the Board, the Board will consist of five members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be filled only by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

In October 2008, our Board of Directors adopted a lead independent director governance structure, and Mr. Yarbrough was elected as our Lead Independent Director. The Lead Independent Director of the Board is chosen by the independent directors of the Board, and has the general responsibility to preside at all meetings of the Board and have such powers and perform such duties as the Board may from time to time prescribe. A copy of the Lead Independent Director Charter can be found in the Corporate Governance section of our website at www.solerainc.com.

Number of Meetings of the Board of Directors

The Board of Directors held seven meetings during fiscal 2008. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he or she served during the period for which he or she served as a director and committee member in fiscal 2008.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. Two directors attended the 2007 annual meeting.

Director Independence

Certain rules of the New York Stock Exchange require, within 12 months of listing, that a majority of the members of the Board be “independent directors,” that the Audit Committee of the Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board be “independent directors,” in each case, as defined under the New York Stock Exchange Listed Company Manual.

Based upon the information submitted by each director, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that director nominees standing for election Arthur Kingsbury, Stuart Yarbrough and Jerrell Shelton have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the New York Stock Exchange.

Executive Sessions

We require the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Nominating and Corporate Governance Committee, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings. In fiscal 2008, our non-management directors held seventeen executive sessions.

Communications between Stockholders and the Board

Stockholders may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 15030 Avenue of the Sciences, San Diego, CA 92128. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board of Directors or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding our accounting or auditing matters. Reports may be sent to the Audit Committee through one of the following means: (1) calling our Ethics Hotline at (800) 347-4237 (inside the U.S.) or (858) 946-1946 (outside the U.S.), which is available 24 hours per day, 365 days per year, and leaving a recorded message, (2) writing to the Audit Committee, c/o General Counsel, at 15030 Avenue of the Sciences, San Diego, CA 92128 or (3) emailing the Audit Committee at audit.committee@solerainc.com. In each case, reports will be received by our General Counsel who will forward the message to the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board of Directors

The composition, duties and responsibilities of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are set forth below. Committee members hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities. The charter for each of our committees is available on the investor relations page of our website at www.solerainc.com. The Audit Committee charter was modified this fiscal year and is attached in Appendix B to this Proxy Statement.

Audit Committee. The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) periodically meeting separately with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Following our 2008 annual meeting, our Audit Committee will consist of Messrs. Kingsbury, Shelton and Yarbrough, assuming each is elected to our Board of Directors. Our Board of Directors has determined that Messrs. Kingsbury, Shelton and Yarbrough are independent directors according to the rules and regulations of the SEC and the NYSE and that Mr. Yarbrough qualifies as an “Audit Committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held six meetings in fiscal 2008.

Compensation Committee. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. Following our 2008 annual meeting, our Compensation Committee will consist of Messrs. Kingsbury, Shelton and Yarbrough assuming each is elected to our Board of Directors. Our Compensation Committee held fourteen meetings in fiscal 2008.

The Compensation Committee has the authority to delegate certain of its functions, although the ultimate responsibility for executive compensation policy and determinations rests with the Compensation Committee. Specifically, the Compensation Committee looks to the Chief Executive Officer for input and recommendations regarding the performance and compensation of the other executive officers and to the Senior Vice President, Global Human Resources and the General Counsel for advice within their areas of expertise. The Committee also has retained an independent compensation consultant, Frederick W. Cook & Co., or FWC, for advice regarding benchmarking and compensation structure. FWC makes recommendations regarding the specific compensation awarded to executive officers and directors. Our management has retained Mercer, which provides management with benchmarking, compensation and benefits advice. The Committee and FWC in turn may work with Mercer and other members of our management, in each case at the direction of the Committee, on matters such as setting base salaries, establishing performance metrics for incentive programs and granting equity awards. For more information regarding the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board of Directors and to develop our corporate governance principles. This Nominating and Corporate Governance Committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board of Directors, (3) evaluating and recommending candidates for election to our Board of Directors, (4) overseeing the performance and self-evaluation process of our Board of Directors and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our Board of Directors determined that Mr. Canfield is not an independent director according to the rules and regulations of the SEC and NYSE. Accordingly, Mr. Canfield resigned from the Nominating and Corporate Governance Committee in June 2008, and Mr. Yarbrough joined the Nominating and Corporate Governance Committee in August 2008. Following our 2008 annual meeting, our Compensation Committee will consist of Messrs. Kingsbury, Shelton and Yarbrough, assuming each is elected to our Board of Directors. Our Nominating and Corporate Governance Committee held three meetings in fiscal 2008.

Criteria for Nomination to the Board of Directors

The Nominating and Governance Committee will consider candidates submitted by Solera stockholders, as well as candidates recommended by directors and management, for nomination to our Board of Directors. The goal of the Nominating and Governance Committee is to assemble a Board of Directors that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. The Nominating and Governance Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board of Directors who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and the New York Stock Exchange. Mr. Kingsbury was identified as a candidate for our Board by current non-management directors.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board of Directors generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of our stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening candidates for our Board of Directors and may do so in the future.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer or employee of us, and no member has been an officer or employee of us at any prior time. There are no interlocking relationship between any of our executive officers and Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments are primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in our transactions. In accordance with our Conflict of Interest and Code of Conduct Policy, our Nominating and Corporate Governance Committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. In accordance with our Audit Committee Charter, our Audit Committee is responsible for monitoring “related-person transactions” approved or ratified by our Nominating and Corporate Governance Committee. “Related person” refers to a person or entity that is, or at any point since the beginning of the previous fiscal year was, a director, officer, nominee for director, or 5% stockholder of us, or the immediate family members of such a person or entity. We do not have a written policy regarding the approval of related party transactions but the Nominating and Corporate Governance Committee will apply its review procedures to potential related-person transactions as a part of its standard operating procedures. In the course of their duties in reviewing, approving, ratifying and monitoring a related-party transaction, our Nominating and Corporate Governance Committee and Audit Committee, as appropriate, will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters our Nominating and Corporate Governance Committee or Audit Committee deems appropriate.

Any member of our Nominating and Corporate Governance Committee or Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of our Nominating and Corporate Governance Committee or Audit Committee at which the transaction is considered. Since July 1, 2007, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below. Most of the transactions described below were entered into prior to the formation of our Nominating and Corporate Governance Committee and Audit Committee, and were reviewed by our Board of Directors, which, prior to our May 2007 initial public offering, primarily considered the interests of our stockholders and practices with other private equity sponsor-owned companies in considering whether transactions were fair.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into indemnification agreements with each of our directors and certain of our executive officers. We have also entered into employment agreements with our executive officers. These employment agreements are discussed in greater detail below. See also “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation” and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Our Formation and Funding, the Acquisition, and the Initial Public Offering; Related Agreements

We were formed as a limited liability company in April 2005. In April 2006, we acquired the Claims Services Group from Automatic Data Processing, Inc. for an aggregate purchase price of approximately $1 billion (the “Acquisition”). We converted from a limited liability company to a corporation and had our initial public offering in May 2007. Prior to fiscal 2008, which began July 1, 2007, our executive compensation arrangements were governed by agreements put in place at the time of our formation and the April 2006 acquisition that had been negotiated between our executives and our private equity sponsor.

Senior Management Agreements and Securities Purchase Agreements; Management Agreement. In connection with our April 2005 formation and funding, we entered into senior management agreements with each of Messrs. Aquila, Schwinn and Conway and securities purchase agreements with Mr. Staglin and Ms. Gillespie, pursuant to which these individuals purchased Class A Common Units and Class B Preferred Units. Mr. Aquila is our President, Chief Executive Officer and Chairman of the Board. Messrs. Schwinn and Conway are current employees who served as executive officers for a portion of fiscal 2008. Ms. Gillespie is a member of our Board of Directors. Mr. Staglin was a member of our Board of Directors during fiscal 2008 and decided not to stand for re-election to the Board of Directors at our 2007 annual meeting. He serves as a member of the board of directors of one of our subsidiaries.

In connection with the Acquisition, we entered into amended and restated senior management agreements with each of Messrs. Aquila, Schwinn and Conway and, in the case of Mr. Pearlstein, an employment agreement, which set forth the terms of employment for each of these named executive officers following the Acquisition. Mr. Pearlstein is our Chief Financial Officer, Treasurer and Assistant Secretary. Each of these named executive officers also purchased Class A Common Units and Class B Preferred Units pursuant to these agreements, or, in the case of Mr. Pearlstein, a securities purchase agreement, and the agreements set forth certain terms and restrictions as to all units held by these executives.

In January 2008, we entered into the Second Amended and Restated Senior Management Agreement with Mr. Aquila and an Amended and Restated Securities Purchase Agreement with Mr. Pearlstein (the “New Agreements”) to reflect the reverse split of our common units, our conversion into a corporation, the conversion of all of our outstanding equity units into shares of our common stock, the completion of our initial public offering in May 2007 and our subsequent public offering in October 2007. The New Agreements also clarify the vesting for the equity securities held by Messrs. Aquila and Pearlstein that are covered by the New Agreements.

In November 2007, we entered into an employment offer letter with Mr. Tartre, our Senior Vice President, Finance, which sets forth the terms of his employment and certain rights upon termination of his employment.

In December 2007, we entered into a Management Agreement with Mr. Brady, which sets forth the terms of his employment, certain rights upon termination of his employment and certain rights, preferences and restrictions regarding the equity awards granted to Mr. Brady in connection with the commencement of his employment.

Each of the above agreements between us and our named executive officers is described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation” and “Executive Compensation—Severance Payments; Change of Control Benefits” and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Of the equity securities acquired by our named executive officers and/or directors pursuant to the agreements described above, the table below sets forth the number of equity securities held by each individual that are subject to vesting as of June 30, 2008.

Executive Officer or Director	Equity Securities Subject to Vesting
Tony Aquila	0
Jack Pearlstein	0
John Schwinn	62,229
Michael D. Conway	42,995
Garen Staglin	17,040
Roxani Gillespie	17,040
Don Tartre	50,000
Jason Brady	75,200

Of the shares held by Ms. Gillespie and Messrs. Schwinn, Conway and Staglin subject to vesting, 20% vested in April 2006 and the remainder vest 5% at the end of each fiscal quarter ending after April 2006, so long as, in the case of an executive officer, he remains employed by us or one of our subsidiaries or, in the case of a director, he or she remains director of us or one of our subsidiaries. If the employment of any executive officer or the service of any director is terminated, any unvested shares will be subject to repurchase by us, or by affiliates of GTCR to the extent that we do not exercise our repurchase right, for a repurchase price equal to the lesser of the original purchase price, $0.30 per share, and the fair market of the shares as of the date of termination. Of the equity securities held by Messrs. Tartre and Brady, 25% vest on December 31, 2009 and 6.25% vest each March 31, June 30, September 30 and December 31 thereafter until the equity securities are fully-vested, subject in each case to the security holder’s continued services.

The amended and restated senior management agreements and the New Agreements prohibit the transfer of unvested shares, other than:

•	to us or affiliates of GTCR pursuant to the repurchase right described above;

•	to family members, pursuant to laws of inheritance or to a guardian, in each case so long as the transferee agrees to be bound by the transfer restrictions; or

•	pursuant to a sale of us, in connection with participation rights in sales by affiliates of GTCR or certain public sales executed by specified affiliates of GTCR.

The transfer restrictions survive with respect to each share of our common stock until the earliest of:

•	the date on which such share is transferred in a public sale permitted by the agreement; and

•	the consummation of a sale of the business.

Registration Rights Agreement

We entered into a registration rights agreement pursuant to which we have agreed to register for sale under the Securities Act shares of our common stock in the circumstances described below. All persons who purchased our units in connection with our formation and funding or the Acquisition are parties to the registration rights agreement. This agreement provides some holders of our common stock with the right to require us to register common stock owned by them and other stockholders who are parties to the agreement and provides stockholders who are parties to the agreement with the right to include common stock owned by them in a registration statement under most other circumstances. The following describes such rights and circumstances.

Demand Rights. The holders of a majority of the shares of our common stock issued with respect to units purchased by affiliates of GTCR in connection with the Acquisition or our 2005 formation and funding have the right to require us to register their shares.

We call the right to require us to register shares a demand right and the resulting registration a “demand registration.” Stockholders with demand rights may make an unlimited number of such demands for registration on Form S-1 or, if available to us, on Form S-3. Holders of piggyback rights, described below, may include shares they own in a demand registration.

In October 2007, GTCR exercised its demand rights and we filed a demand registration on Form S-1. GTCR, which was a 5% or more stockholder at the time it exercised its demand right, sold 17,737,838 shares of our common stock. The following named executive officers sold shares of our common stock in this offering: Mr. Aquila—169,613 shares; Mr. Pearlstein—102,159 shares; Mr. Schwinn—20,670 shares; and Mr. Conway—86,608 shares. All of these shares were sold at a price of $17.95 per share.

In June 2008, GTCR exercised its demand rights and we filed a demand registration on Form S-3. GTCR, which was a 5% or more stockholder at the time it exercised its demand right, sold 4,364,574 shares of our common stock. Mr. Canfield, a member of our Board of Directors, and Craig Bondy, a former member of our Board of Directors, sold 68,288 shares and 18,834 shares of our common stock, respectively, in connection with this demand registration. All of these shares were sold at a price of $26.00 per share.

Piggyback Rights. A larger group of stockholders can request to participate in, or “piggyback” on, registrations of any of our securities for sale by us or by a third party. We call this right a “piggyback right” and the resulting registration a “piggyback registration.” The piggyback right applies to the following shares:

•	the shares described above that have demand rights;

•

shares of our common stock held by specified executive officers, as well as any other executive officer who, with the consent of an affiliate of GTCR, becomes a party to the registration rights agreement. As of June 30, 2008, all of our named executive officers, Ms. Gillespie and Mr. Staglin were parties to the registration rights agreement; and

•

shares of our common stock held by any other person to whom we issue equity securities and whom we permit, with the consent of an affiliate of GTCR, to become a party to the registration rights agreement.

The piggyback right applies to any registration other than:

•	our initial public offering;

•	a demand registration; or

•	a registration on Form S-4 or S-8.

Conditions and Limitations; Expenses. The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances.

We are not required to make a demand registration on Form S-1 within 90 days of either a prior demand registration on Form S-1 or a prior piggyback registration, unless those stockholders with piggyback rights were unable to register all the shares they wished to in the prior piggyback registration. In addition, holders of securities with registration rights may not make any public sale of our equity securities (including sales under Rule 144) during a period that begins seven days before the effectiveness of a registration statement and that ends, in the case of our initial public offering, 180 days after the initial public offering and, in any other underwritten offering in which registration rights are exercised, 180 days after effectiveness. In either case, the managing underwriters for the relevant offering may agree to shorten this period.

The underwriters in any demand registration will be selected by the holders of a majority of the shares with demand rights that are included in the registration, and the underwriters in any piggyback registration that is underwritten will be selected by the holders of a majority of the shares that are included in the piggyback registration.

Other than underwriting discounts and commissions and brokers’ commissions, we will pay all registration expenses in connection with a registration, as well as reasonable (or otherwise limited) fees for legal counsel to the stockholders with registration rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of the named executive officers identified in the Summary Compensation Table and by all of our directors and named executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 64,938,889 shares of common stock outstanding as of the Record Date, including (1) shares for which options will vest or will be exercisable within 60 days of the Record Date and (2) shares underlying restricted stock units that may vest and deliver shares within 60 days of the Record Date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Stockholders owning 5% or more:
Federated Investors, Inc. (1)	6,085,649	9.4%
Entities Affiliated with Fred Alger Management, Inc (2)	6,168,000	9.5%

Directors and Executive Officers:
Tony Aquila (3)	1,303,014	2.0%
Jack Pearlstein (4)	826,035	1.3%
Donald Tartre	—	—
Jason Brady	—	—
John Schwinn	86,252	*
Michael D. Conway	67,564	*
Philip A. Canfield (5)	905,679	1.4%
Roxani Gillespie (6)	25,071	*
Arthur F. Kingsbury	—	*
Stuart J. Yarbrough (6)	7,329	*
Jerrell W. Shelton (6)	7,329	*
All directors and executive officers as a group (nine persons)	3,226,773	5.0%

*	Less than 1%
(1)	The address for Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.
(2)	Entities consist of Fred Alger Management, Inc. and Alger Associates, Inc. Their address is 111 Fifth Avenue, New York, NY 10003.
(3)	Includes 33,135 shares of common stock held by each of Anthony Aquila 2007 Annuity Trust dated May 10, 2007 and Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Mr. Aquila is the trustee of Anthony Aquila 2007 Annuity Trust dated May 10, 2007. Shelly Renee Aquila is the trustee of Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007 and is the spouse of Mr. Aquila. Mr. Aquila does not exercise any voting or investment control over the shares of common stock held by Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007.
(4)	Includes 50,000 shares of common stock held by each of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust. The beneficiaries of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust are Ian Z. Pearlstein and Ivanna V. Pearlstein, respectively, who are minor children of Mr. Pearlstein. Mr. Pearlstein does not exercise any voting or investment control over the shares of common stock held by Ian Z. Pearlstein 2001 Trust or Ivanna V. Pearlstein 2001 Trust.
(5)

Beneficial ownership information includes 766,984 shares of common stock held by GTCR Fund VIII, L.P., 134,602 shares of common stock held by GTCR Fund VIII/B, L.P. and 4,093 shares of common stock held by GTCR Co-Invest II, L.P. We refer to GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., collectively, as the GTCR Funds. The shares beneficially owned directly by each of

GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C., through a five-person members committee (consisting of Mr. Canfield, David A. Donnini, Joseph P. Nolan, Bruce V. Rauner and Collin E. Roche), has voting and dispositive authority over the shares held by the GTCR Funds, and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of a majority of its members and, as a result, no single member of the members committee has voting or dispositive authority over the shares. Mr. Canfield is a member of our board of directors and, along with Messrs. Donnini, Nolan, Rauner, Roche, Craig Bondy, Vincent J. Hemmer, Edgar D. Jannotta, Jr., David S. Katz and Constantine S. Mihas, are principals of GTCR Golder Rauner II, L.L.C., and each of them disclaims beneficial ownership of the shares held by the GTCR Funds, except to the extent of his proportionate pecuniary interest in such shares. The address of Mr. Canfield is c/o GTCR Golder Rauner II, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(6)	Includes 3,163 shares that (a) underlie restricted stock units that have vested or may vest within 60 days and (b) may be delivered in respect of vested restricted stock units within 60 days.

To our knowledge, no person or group beneficially owns 5% or more of our outstanding common stock other than as set forth in the table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the Securities and Exchange Commission filed ownership reports during fiscal 2008, the Company believes that all Section 16(a) filing requirements were met during the year except for the following late filings: (i) by Ms. Gillespie and Messrs. Shelton and Yarbrough on March 21, 2008 for restricted stock unit grants awarded on February 6, 2008; (ii) by Ms. Gillespie on March 21, 2008 for the sale of shares of common stock on March 12, 2008; and (i) by Tony Aquila on May 15, 2008 for a stock option grant and restricted stock unit grant awarded on May 1, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the fiscal 2008 compensation for our “named executive officers,” who are identified in the Summary Compensation Table on page 37 of this Proxy Statement. The purpose of this discussion is to provide the context necessary to understand specific compensation for our named executive officers, as detailed in the tables and narratives following this section.

For fiscal 2008, our named executive officers who remained executive officers of the Company at the end of the year were:

•	Tony Aquila: President, Chief Executive Officer and Chairman of the Board

•	Jack Pearlstein: Chief Financial Officer, Treasurer and Assistant Secretary

•	Don Tartre: Senior Vice President, Finance

•	Jason Brady: Senior Vice President, General Counsel and Secretary

Messrs. Tartre and Brady joined us during fiscal 2008 and became executive officers after their employment commencement date. In addition, consistent with SEC rules and regulations, our named executive officers for fiscal 2008 include the following two individuals who remain employees but were no longer serving as executive officers as of the end of fiscal 2008:

•	John Schwinn: Senior Vice President

•	Michael Conway: Vice President

Background

In May 2007, we converted from a limited liability company to a corporation and had our initial public offering. Prior to fiscal 2008, which began July 1, 2007, our executive compensation arrangements were primarily governed by agreements negotiated between our executives and our private equity sponsor in 2005 and 2006. Although some provisions of those agreements continue to apply to certain of our executives’ compensation, fiscal 2008 executive compensation was generally set by our Compensation Committee as currently constituted.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to further our overall corporate business and financial objectives. Therefore, we endeavor to attract, motivate, reward and retain executives who will continue to successfully manage and grow our business and drive our long-term success. The Compensation Committee considers the following objectives and principles in applying determinations of the form and amount of compensation for our named executive officers:

•	Provide compensation that is sufficiently competitive with companies with which we compete for executive talent to attract and retain high-quality executive officers;

•	Align the interests of executives and our stockholders;

•	Link an executive’s compensation to corporate performance and individual achievement;

•	Motivate executives to deliver results above our plan targets; and

•	Reinforce a culture of accountability and excellence.

This strategy is intended to place a significant portion of an executive’s performance at risk, and we believe that the portion of an executive’s compensation that is at risk should increase with his or her responsibilities and seniority.

Roles of the Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised of independent directors, establishes our compensation philosophy and is responsible for designing and evaluating our compensation programs for directors and executive officers, including the CEO, making recommendations to the Board of Directors and management regarding those programs, awarding incentive compensation to executive officers and administering other compensation programs as authorized by the Board of Directors. The Compensation Committee alone determines the salary and overall compensation of our CEO. When establishing the compensation of the other named executive officers, the Compensation Committee also discusses their performance with the CEO, reviews the compensation recommendations that the CEO submits, makes any appropriate adjustments, and approves their compensation.

The Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to provide input and advice in compensation matters. During fiscal 2008, we utilized the services of two outside compensation consulting firms: Mercer and Frederic W. Cook & Co. (“FWC”). Mercer was retained by management and provided us with an executive compensation benchmarking analysis and long-term equity assessment in September 2007. As discussed below, information supplied by Mercer was used to set the base salary for our CEO and CFO in September 2007. Throughout fiscal 2008, Mercer provided compensation, including executive compensation, and benefits advice to our management, and this advice was provided by Mercer and management to the Compensation Committee. Entities affiliated with Mercer provided benefit plan management services to us during fiscal 2008. Accordingly, our Compensation Committee decided to retain an independent compensation consultant in fiscal 2008 and, in October 2007, the Compensation Committee retained FWC as its independent compensation consultant. FWC provides the Committee with advice on executive and general compensation matters, which included executive equity compensation and severance/change of control benefits information as well as non-employee director compensation information during fiscal 2008. As discussed below, information supplied by FWC was used to in connection with the annual equity incentive grants awarded to our CEO and CFO in April and May 2008, respectively.

The Compensation Committee is solely responsible for FWC’s engagement, and FWC has not and, without the prior consent of the Compensation Committee, will not provide any other services for our management or directors. FWC representatives meet informally with the Compensation Committee Chair and formally with the Compensation Committee during the Compensation Committee’s regular meetings, including from time to time in executive sessions without any members of management present.

In carrying out its role of establishing our compensation philosophy and approving our compensation programs, the Compensation Committee solicits input and advice from several of our executive officers. As mentioned above, our CEO provides the Compensation Committee with feedback on the performance of our executive officers and makes compensation recommendations for the executives to the Compensation Committee for their approval. Our CEO, Senior Vice President of Global Human Resources and General Counsel attend Compensation Committee meetings from time to time to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, FWC works with our members of management and, on occasion, Mercer, to obtain information necessary for FWC to make its own recommendations as well as to evaluate management’s recommendations.

Benchmarking

As stated above, management engaged Mercer to perform a benchmarking analysis to assess the competitiveness of our executive compensation program for fiscal 2008. Mercer assessed base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation (total cash compensation and long-term incentives) at a peer group of 12 companies, listed below and from general industry surveys. Mercer examined compensation data for 12 executive positions, including those of the named executive officers other than Messrs. Tartre and Brady. The Mercer peer group consisted of companies in a similar business to ours—data and information services providers and software and services providers. Each of the Mercer peer group companies has a similar business model to ours, and stock analysts that cover our company consider these companies to be our peers for relative valuation purposes. The Mercer peer group companies were:

Acxiom	Dealer Track Holdings	Fair Isaac
Aspen Technology	Dun & Bradstreet	IHS
ChoicePoint	Equifax	Kronos
CoStar Group	FactSet Research Systems	Tibco Software

FWC recommended a different peer group than Mercer to the Compensation Committee, although there was some overlap in between the two peer groups. FWC’s peer group consisted of nineteen companies. The companies were chosen because of their similarities to us in business model, market capitalization and revenue, since these correlate with our executive labor market and result in a list of companies that can be used by stockholders for comparisons of executive compensation and performance. The FWC peer group companies were:

ACI Worldwide	DealerTrack Holdings	IHS
Advent Software	Eclipsys	Informatica
Allscripts	Epicor Software	JDA Software Group
Aspen Technology	EPIQ Systems	Manhattan Associates
ChoicePoint	Factset	Microstrategy
Copart	Fair Isaac	TIBCO Software
CoStar

We generally use the 60th to 75th percentile of compensation for similar positions at similarly complex businesses and businesses with revenue and market capitalizations similar to ours as a market reference or guide to determine total direct compensation (base salary, cash-based incentives and equity compensation) for our named executive officers. The specific percentile for each named executive officer is based on several factors, including past performance, position, experience and our budget. The Compensation Committee may approve compensation of individuals above or below this market guide. As discussed below, the annual long-term equity incentive awards granted to our CEO in fiscal 2008 were positioned at roughly the 85th percentile of the peer companies used in FWC’s analysis.

Elements of Compensation

The elements of our executive compensation program are:

•	base salary;

•	annual cash incentives;

•	long-term incentives;

•	post-termination benefits, including severance and retirement benefits; and

•	certain additional executive benefits and perquisites.

These components, individually and in combination, are designed to accomplish one or more of the compensation objectives described above. We view executive compensation as an integrated total compensation program. The mix of compensation elements varies based on an executive officer’s position and responsibilities. The percentage of an executive officer’s compensation that is at-risk or variable instead of fixed is based primarily on the officer’s level of influence at our Company, including the executive’s influence on our financial performance. Executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our performance. This is achieved by having higher target short-term incentive opportunities and higher equity grant levels relative to base salary than employees who are not senior executives.

Base Salary

We provide a base salary to our named executive officers to provide a fixed amount of compensation for their services during the year. Base salary is generally set between the 60th – 75th percentiles of our peer group and is set based on our expectations of the respective executive officer’s substantially contributing to the growth in the value of our Company. Therefore, we consider the experience, skills, knowledge, past performance and responsibilities required of the executive officers in their roles. Other factors considered by the Compensation Committee include the years of service of the executive, the ability to replace the executive, the base salary at the executive’s prior employment, market data on similar positions with competitive companies as information becomes available to us informally through recruitment/search consultants in connection with our recent hiring efforts, and through our directors’ experience with other companies.

In September 2007, the Compensation Committee approved increases in the base salary of both Messrs. Aquila and Pearlstein. Based on Mercer information provided by management to the Compensation Committee, the Mercer peer group and other survey data provided by Mercer, our CEO’s base salary was slightly below the median and our CFO’s base salary was between the median and the 75th percentile prior to the salary increase. The Compensation Committee approved increases to their base salaries, taking into account the Mercer information reviewed by the Compensation Committee, their individual performance and our overall performance during fiscal 2007. Accordingly and effective October 1, 2007, Mr. Aquila’s base salary was set at $675,000 and Mr. Pearlstein’s base salary was set at $350,000, which base salaries were set at the 75th percentile for similarly situated executives within the Mercer peer group and based on the survey data provided by Mercer.

Mr. Tartre joined us in November 2007, and his base salary was $275,000. Mr. Tartre’s salary was not increased upon becoming an executive officer. Mr. Brady joined us in December 2007, and his base salary was $250,000. Mr. Brady’s salary was not increased upon becoming an executive officer. The base salaries of Messrs. Schwinn and Conway were increased by approximately $14,000 and $7,000, respectively, versus their base salaries for fiscal 2007. These increases resulted from our merit evaluation process for base salaries that generally applies to our employees in the United States.

Annual Cash Incentives

Each of our named executive officers may receive an annual bonus based on a specified percentage of his base salary. The amount of the bonus is based upon both the satisfaction of certain pre-established financial performance criteria and achievement of individual objectives. The primary determinant of an executive’s bonus is financial performance.

For fiscal 2008, we had the following two annual cash incentive programs for named executive officers: the annual business incentive plan, or ABIP, for our CEO and CFO; and the Solera Incentive Plan, or SIP, for our other named executive officers and other key employees.

The financial performance metrics under each of these plans were revenue and adjusted earnings before income taxes, depreciation and amortization, or Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net earnings (loss) allocable to common equity holders, excluding interest, taxes, depreciation and amortization, stock-based compensation, restructuring charges, other (income) expense—net, and acquisition-related costs (generally consisting of transaction costs, retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisition of the Claims Services Group from ADP in April 2006). We used these metrics because they are primary measures of our corporate operating performance and growth both internally and among financial analysts.

In recognition of the fact that our CEO and CFO are the two executive officers most responsible for our management, leadership and financial performance across our entire organization, we instituted the ABIP for fiscal 2008. In connection with their responsibilities, our CEO and CFO are primarily responsible for managing our financial performance against the changes in exchange rates across the currencies we use in transacting our business. Under the ABIP, financial performance is based on our company-wide results, and the financial performance metrics are established and their results are calculated using actual currency exchange rates applicable throughout fiscal 2008. Participants in the SIP, including the named executive officers (other than our CEO and CFO), make important targeted contributions to our overall financial performance. They do not have the same impact on our entire organization as our CEO and CFO, and they do not play as critical a role in managing risks associated with fluctuations in currency exchange rates. Furthermore, the financial performance goals for most of the SIP participants (excluding Messrs. Tartre and Brady) included a blend of country-specific and/or regional revenue and Adjusted EBITDA performance, which mitigates the impact changes in currency exchange rates have on the calculation of financial performance results. Under the SIP, financial performance is based on a blend of company-wide, country-specific and regional financial performance for most participants and the financial performance metrics are established and their results are calculated using currency exchange rates that are fixed at the beginning of fiscal 2008.

ABIP

Under the ABIP, the target bonus opportunity for the CEO and CFO was 100% of base salary, and the target bonus opportunity for the CFO was initially 75% of base salary. In August 2008 and as discussed below, the CEO recommended to the Compensation Committee, and the Compensation Committee approved, an increase to the CFO’s target bonus opportunity for fiscal 2008 from 75% of base salary to 100% of base salary. Revenue was weighted at 40% of financial performance, and EBITDA was weighted at 60% to emphasize profitable growth. The formula to determine the payment under the ABIP is:

Bonus Target x (40% (Payout Based on Revenue Achieved) + 60% (Payout Based on Adjusted EBITDA Achieved)

X Discretionary Multiplier

The range of the discretionary multiplier is 1.0 to 1.5. The discretionary multiplier allows the Compensation Committee to measure and reward the CEO and CFO for strong financial performance as well as individual performance.

The table below sets forth: (i) a range for fiscal 2008 revenue achievement (in thousands); (ii) the percentage of fiscal 2007 versus fiscal 2008 revenue growth; (iii) percentage of revenue target achieved; and (iv) the percentage of the cash bonus payment based on revenue achieved.

2008 Revenue Target ($Mil.)	% Growth	% Target Rev. Achv’d.	% Revenue Award Funded
$472	0.0%	93%	0%
$480	1.7%	95%	24%
$490	3.8%	97%	55%
$500	5.9%	99%	85%
$505	7.0%	100%	100%
$520	10.2%	103%	130%
$530	12.3%	105%	150%

The table below sets forth: (i) a range for fiscal 2008 Adjusted EBITDA achievement (in thousands); (ii) the percentage of fiscal 2007 versus fiscal 2008 Adjusted EBITDA growth; (iii) percentage of Adjusted EBITDA target achieved; and (iv) the percentage of the cash bonus payment based on Adjusted EBITDA achieved.

2008 EBITDA Target ($Mil.)	% Growth	% Target EBITDA Achv’d.	% EBITDA Award Funded
$144	0.0%	90%	0%
$155	7.6%	97%	69%
$160	11.1%	100%	100%
$170	18.1%	106%	131%
$176	22.2%	110%	150%

The Compensation Committee established a revenue target of $505 million and an Adjusted EBITDA target of $160 million for fiscal 2008. The revenue component required a threshold achievement of at least 95% of target for payment, and the Adjusted EBITDA component required a threshold achievement of at least 97% of target. If we exceeded our revenue target by more than 5% and exceeded our Adjusted EBITDA target by more than 10%, then the percentage of the cash bonus award payment would not exceed 150% of the bonus target before application of the discretionary multiplier.

For fiscal 2008, revenues were approximately $540 million and Adjusted EBITDA was approximately $186 million. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for our CEO and CFO reflect revenue achieved at greater than 105% of target, Adjusted EBITDA achieved at greater than 110% of target and a discretionary multiplier of 1.5, resulting in a payout of 225% of the CEO’s target bonus amount and 225% of the CFO’s increased target bonus amount for fiscal 2008. The Compensation Committee applied the maximum discretionary multiplier permitted under the ABIP and increased the CFO’s bonus target opportunity for fiscal 2008 because we exceeded the top end of our ABIP payout targets due in part to the demonstrated management adeptness and developmental and market leadership of our CEO and CFO during fiscal 2008.

SIP

Under the SIP, the target bonus opportunity for our other named executive officers was as follows:

Name	SIP Target Payout Expressed as a Percentage of Base Salary
Don Tartre	40%
Jason Brady	40%
John Schwinn	40%
Michael Conway	35%

The financial performance metrics were weighted 70% of the overall SIP objectives and individual performance was weighted 30%. We believe that the 70%/30% weighting appropriately balanced the importance of our financial performance, individual accountability and professional development. Revenue and Adjusted EBITDA were each weighted at 50% of financial performance. We believe that this equal weighting for SIP participants appropriately balanced the importance of both top line revenue and profitable growth.

For fiscal 2008, the company-wide revenue and Adjusted EBITDA targets were approximately $509 million and approximately $164 million, respectively. Every 1% increase in financial performance above the target results in a 2% increase in the bonus payment, and every 1% decrease in financial performance below the target results in a 2% decrease in the bonus payment. The revenue and Adjusted EBITDA components required threshold achievement of at least 90% of target for payment, which would result in a payout of 80% of the target bonus opportunity for financial performance. The revenue and Adjusted EBITDA components have a maximum achievement at 110% of target, which, if achieved or exceeded, would result is a payout of 120% of the target bonus opportunity for financial performance. Consistent with our operating principles, individual performance objectives focus on clear and measurable targets, consisting of business-specific targets, waste reduction and increased productivity targets and teamwork targets. The executive officer’s actual performance versus the performance objectives was evaluated by his supervisor following the end of fiscal 2008.

For fiscal 2008 and applying the fixed currency exchange rates established for use under the SIP, company-wide revenues were approximately $509 million and Adjusted EBITDA was approximately $173 million, or approximately 100% of target for revenue and approximately 105% of target for Adjusted EBITDA. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for Messrs. Tartre, Brady, Schwinn and Conway reflect the financial performance targets described above and actual performance against each person’s individual performance objectives (measured from 0% to 100%) of:

Name	Actual Performance against Individual Performance Objective
Don Tartre	96%
Jason Brady	96%
John Schwinn	34%
Michael Conway	94%

For Messrs. Tartre and Brady, our CEO recommended and the Compensation Committee approved the calculation of our financial performance for purposes of their SIP payments using an equally-weighted blend of the actual currency exchange rates applicable throughout fiscal 2008, which was used to calculate the ABIP payments, and the fixed currency exchange rates established for use under the SIP. We used the blended currency exchange rates for Messrs. Tartre’s and Brady’s calculations as the financial performance component was tied to our company-wide revenue and Adjusted EBITDA performance, and each of them supported our CEO and CFO in managing our financial performance against the changes in the currency exchange rates. For Messrs. Tartre and Brady, the increase in their SIP payments calculated using the blended currency exchange rates versus the fixed currency exchange rates was $5,397 and $2,471, respectively. For Messrs. Schwinn and Conway, we used the fixed currency exchange rates for purposes of calculating our financial performance to determine their SIP payments.

Long-Term Incentives

In general, our equity incentive structure is intended to accomplish the following main objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of stockholder value;

•	encourage the judgment, initiative and efforts of employees toward our continuing success;

•	increase equity ownership levels of key employees;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key employees.

We use stock options and restricted stock units as the principal method of providing long-term incentive compensation under our 2007 Long-Term Incentive Plan, or LTIP. We grant options because options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is realized only if the trading price of our common stock increases, and option holder interests are therefore aligned with stockholder interests. We grant restricted stock units to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. We believe that restricted stock units align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Equity awards vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value and corporate objectives. Options and restricted stock units granted to named executive officers in fiscal 2008 generally vest 25% after the first year and on a quarterly basis thereafter for the next 12 quarters, subject in each case to the executive’s continued services to us. Vesting of equity awards over four years provides retention value, and is in line with market practices among companies in our peer group and other equity award recipients within our Company. We believe our ability to grant equity-based awards also serves to attract new executive talent, if necessary.

In connection with our 2005 formation (except for Mr. Pearlstein) and our 2006 acquisition of the Claims Services Group from ADP, Messrs. Aquila, Pearlstein, Schwinn and Conway made equity investments in our company. These equity investments, or Formation Shares, were negotiated between the executive and our private equity sponsor. In connection with our May 2007 initial public offering, Messrs. Aquila and Pearlstein were each granted an award of restricted stock units, or IPO RSUs. As described below under “Equity Ownership”, all of Messrs. Aquila’s and Pearlstein’s Formation Shares and all of the IPO RSUs were vested as of June 30, 2008.

In fiscal 2008, the Compensation Committee worked with FWC and Mercer information provided to the Compensation Committee by management to develop an annual long-term incentive equity award for each of our CEO and CFO consisting of a mix of stock options and restricted stock units. These equity awards are referred to as the Fiscal 2008 Securities. The Fiscal 2008 Securities were approved in April 2008 for the CEO and May 2008 for the CFO at roughly the 85th percentile of the peer companies used in FWC’s analysis in the case of our CEO, and the 75th percentile in the case of our CFO. In determining the size of the CEO and CFO awards and positioning the CEO’s award at the 85th percentile, the Compensation Committee considered additional factors including the strong historical individual performance of the CEO and CFO, their expected future contributions to our company and our leadership and the importance of retention given that all of their Formation Shares and IPO RSUs would be vested as of June 30, 2008.

In connection with joining our company, Messrs. Tartre and Brady received long-term incentive equity awards consisting of a mix of stock options and restricted stock units. Neither Mr. Tartre nor Mr. Brady received an additional equity award upon becoming an executive officer. Messrs. Schwinn and Conway did not receive any equity awards during fiscal 2008.

Equity Grant Practices: We do not have a policy regarding when we grant annual or other equity incentive awards to our named executive officers. While the Fiscal 2008 Securities were approved for grant in April and May 2008, we expect future annual incentive equity awards to be granted earlier in the fiscal year. The grant date for all equity awards granted to employees, including the named executive officers, is the first day of the month following the date of the Compensation Committee approval (or the business day closest to such day if such day is not a business day). The exercise price for stock options is the closing price of our common stock, as reported on the New York Stock Exchange, on the date of grant.

Equity Ownership

Senior Management and Securities Purchase Agreements. As stated above, prior to fiscal year 2008, our executive compensation arrangements were primarily governed by agreements negotiated between our executives and our private equity sponsor in 2005 and 2006. These agreements set forth, among other things, the rights, preferences and privileges applicable to the Formation Shares and the IPO RSUs.

In January 2008, we entered into a second amended and restated senior management agreement with Mr. Aquila and an amended and restated securities purchase agreement with Mr. Pearlstein. These agreements are referred to as the New Agreements. Among other things, terms of the New Agreements clarify that, following our public offering in October 2007, the Formation Shares subject to vesting had vested in proportion to the percentage of shares held by our private equity sponsor that were sold in our public offerings in May and October of 2007. The New Agreements also accelerated the vesting of the unvested IPO RSUs to equal the percentage of Formation Shares subject to vesting that have vested as described above. In addition, the New Agreements provide that the vesting of unvested Formation Shares and IPO RSUs will be accelerated, if necessary, upon a public sale of shares by our private equity sponsor to equal the aggregate percentage of our sponsor’s initial holdings that the sponsor has sold through and including such public sale. As stated above, all of the Formation Shares held by Messrs. Aquila and Pearlstein and the IPO RSUs were vested as of June 30, 2008.

Stock Ownership Requirements. We do not require that executive officers maintain required levels of equity ownership in our company.

Post-Termination Benefits

We provide post-termination benefits to our executive officers in the form of severance payments and change of control arrangements. We also provide a 401(k) plan to our named executive officers as well as to most of our U.S. employees that enables them to save for retirement.

Severance Payments; Change of Control Benefits. The severance payments and change of control benefits are set forth in the New Agreement, in the case of Mr. Aquila, an amended and restated senior management agreement, in the case of Messrs. Schwinn and Conway, an employment agreement, in the case of Mr. Pearlstein, an employment offer letter, in the case of Mr. Tartre (Mr. Tartre’s employment offer letter does not contain any change of control benefits), and a management agreement in the case of Mr. Brady. Except for Messrs. Tartre’s and Brady’s arrangements, these arrangements were negotiated between our private equity sponsor and the executive officers in connection with our formation and our subsequent acquisition of CSG. Mr. Tartre’s employment offer letter and Mr. Brady’s management agreement were negotiated prior to and signed in connection with the commencement of their employment with us.

We agreed to provide severance benefits to our executive officers to afford them financial protection in the event of a termination without cause or a resignation for good reason, irrespective of whether the termination is in connection with a change of control. A primary reason for providing change of control benefits is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our Company, as well as to be competitive with market practices. We believe that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that our key talent would leave before a transaction closes.

Our private equity sponsor included “single-trigger” accelerated vesting in connection with a change of control for Messrs. Aquila, Pearlstein, Schwinn and Conway (i) because each made a significant and early employment commitment to us (ii) to reward them in the event that the sponsor decided to and was able to sell our Company (of which our sponsor originally owned substantially all of the equity) and (iii) to retain the executive officers during a period in which we or the sponsor contemplated, negotiated and were in the process of consummating a change of control of our Company. More generally, the “single-trigger” accelerated vesting serves to retain executives during change of control discussions, ensures that continuing executives are treated the same as terminated executives for purposes of their equity awards and provides executives with the same opportunities as stockholders, who are free to sell their equity at the time of the change of control. All of Messrs. Aquila’s and Pearlstein’s equity awards that are subject to the single-trigger accelerated vesting were vested as of June 30, 2008. All of Messrs. Schwinn’s and Conway’s unvested equity awards remain subject to the single-trigger accelerated vesting.

The Fiscal 2008 Securities include “double-trigger” accelerated vesting in connection with a change of control. The information reviewed by the Compensation Committee, in consultation with FWC, regarding market practices for establishing change of control accelerated vesting confirmed a movement away from single-trigger accelerated vesting and a growing trend towards double-trigger accelerated vesting. In addition, our circumstances and future prospects changed from the time the single-trigger accelerated vesting benefits were instituted to the time the Fiscal 2008 Securities were granted. In particular, our private equity sponsor’s ownership in our Company decreased and a sale of our Company was not actively contemplated. Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” beginning on page 42 below.

Retirement Benefits. We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees who satisfy certain eligibility requirements relating to minimum age and length of service.

Executive Benefits and Perquisites

For fiscal 2008, the Compensation Committee approved reimbursing the CEO for his country club dues as he primarily uses the country club for company business. Pursuant to the terms of Mr. Brady’s management agreement and our relocation policy, we paid the closing costs in connection with his purchase of a home in San Diego, California as part of his relocation benefit package. Except as noted above, we did not provide material perquisites to named executive officers in fiscal 2008. We did not otherwise maintain retirement, pension or deferred compensation programs for named executive officers other than participation in our 401(k) plan as described above. Our named executive officers participate in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. We also have a short-term disability policy. Except as otherwise discussed herein, other welfare and employee benefit programs are generally the same for all eligible employees, including our named executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.

As we previously announced, our Compensation Committee approved certain executive perquisites for our named executive officers in June 2008. These perquisites are effective beginning in fiscal 2009. The benefits approved by the Compensation Committee include increased supplemental life and long-term disability insurance, annual physical exams, company automobile benefit, country club fees (solely for the CEO), and, assuming year-by-year performance objectives are met, the payment of the cost of financial counseling services and health club membership.

Tax Considerations

During fiscal 2008, we operated under the transition rule of Section 162(m) of the Code for determining tax deductibility of executive compensation. Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of: (1) a material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. We are seeking stockholder approval of our 2008 Omnibus Incentive Plan (see Item No. 2). If we obtain stockholder approval, the date of approval will be our Transition Date and we will no longer grant awards under the LTIP. As described in Proposal No. 2, awards granted under our 2008 Omnibus Incentive Plan are intended to qualify under Section 162(m) of the Code.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on that review and discussion recommended to the Board of Directors that it be included in this 2008 proxy statement.

This report is submitted by a majority of the members of the Compensation Committee who served on the Compensation Committee during fiscal 2008:

Jerrell Shelton

Stuart Yarbrough

Executive Officers

Set forth below are the name, age, position and a description of the business experience of each of our executive officers and directors.

Name	Age	Position
Tony Aquila	43	President, Chief Executive Officer and Chairman of the Board
Jack Pearlstein	44	Chief Financial Officer, Treasurer and Assistant Secretary
Don Tartre	48	Senior Vice President, Finance
Jason Brady	39	Senior Vice President, General Counsel and Secretary

Please see “ITEM 1—ELECTION OF DIRECTORS” above for a description of Mr. Aquila’s business experience.

Jack Pearlstein has served as our Chief Financial Officer and Treasurer since April 2006 and has served as our Assistant Secretary since August 2008. From September 2001 to November 2004, Mr. Pearlstein served as the Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc., a leading provider of network, security, information and application services to U.S. defense and intelligence agencies. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.’s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc., a leading provider of Internet- and electronic commerce-based professional services and solutions. Mr. Pearlstein also serves as a director of Syniverse Technologies, Inc., a NYSE-listed enabler of wireless voice and data communications for telecommunications companies, which is controlled by GTCR. Mr. Pearlstein has a B.S. in Accounting from New York University and an M.B.A. in Finance from George Washington University.

Don Tartre has served as our Senior Vice President, Finance since November 2007. From January 2004 to November 2007, Mr. Tartre served as the Vice President, Finance and Corporate Controller of Gen-Probe Incorporated, a biotechnology company. From March 2001 to January 2004, he served as the Vice President and Chief Financial Officer of Stressgen Biotechnologies Corporation, a biotechnology company. Mr. Tartre currently serves on the Audit Committee of the San Diego County Regional Airport Authority (operator of the San Diego International Airport). He is a Certified Public Accountant in the State of California and has a B.S. in business administration from the University of Southern California.

Jason Brady has served as our Senior Vice President and General Counsel since December 2007, and he was appointed Secretary in August 2008. Prior to joining us, Mr. Brady provided legal consulting services to technology and entertainment companies. Prior to that, Mr. Brady was the Vice President, General Counsel and Corporate Secretary of Xenogen Corporation, a biotechnology company, from March 2005 through its acquisition by Caliper Life Sciences in August 2006. From April 2004 to March 2005, Mr. Brady was the Director of Legal Affairs for Abbott Diabetes Care, Abbott Laboratories’ diabetes testing device business. Prior to that, Mr. Brady was the Senior Corporate Counsel, Director of Legal Affairs and Assistant Secretary of TheraSense, Inc., a diabetes testing device company, from June 2001 until its acquisition by Abbott Laboratories in April 2004. Mr. Brady has a B.A. in History from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during the fiscal years ended June 30, 2008 and 2007.

Name and Principal Position	Fiscal Year ended June 30,	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Tony Aquila,	2008	$634,615	–	$1,315,002	$135,336	$1,518,750		$33,270	(2)	$3,636,973
CEO and President	2007	$475,000	–	$1,083,988	–	$430,475		12,209	(3)	$2,001,672

Jack Pearlstein,	2008	$338,462	–	$1,167,265	$39,156	$787,500		$15,435	(4)	$2,347,818
Chief Financial Officer, Treasurer and Assistant Secretary	2007	$300,000	–	$361,329	–	$231,300		$10,756	(5)	$903,385

Donald Tartre,	2008	$163,942	–	$55,592	$34,473	$117,973	(7)	–		$371,980
Senior Vice President, Finance (6)

Jason Brady,	2008	$125,000	–	$70,045	$57,455	$53,609		$7,786	(9)	$313,895
Senior Vice President, General Counsel and Secretary (8)

John Schwinn,	2008	$213,462	–	–	–	$72,794		$11,535	(10)	$297,791
Senior Vice President	2007	$200,000	–	–	–	$82,240		$4,120	(11)	$286,360

Michael D. Conway	2008	$206,731	–	–	–	$74,262		$11,608	(12)	$292,601
Vice President	2007	$200,000	–	–	–	$71,960		$15,194	(13)	$287,154

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year indicated in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (‘‘SFAS 123(R)’’), calculated without regard to vesting or forfeiture conditions. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2008 Annual Report.
(2)	Includes (i) $14,367 in medical, dental and vision insurance premiums paid by us, (ii) $900 in life insurance premiums paid by us, (iii) $573 in short-term and long-term disability premiums paid by us and (iv) $7,830 in matching funds we contributed to Mr. Aquila’s 401(k) plan account. Also includes a reimbursement of $9,600 for Mr. Aquila’s monthly country club dues.
(3)	Consists of (i) $8,835 in medical, dental and vision insurance premiums paid by us, (ii) $1,062 in life insurance premiums paid by us and (iii) $2,312 in short-term and long-term disability premiums paid by us.
(4)	Consists of (i) $14,316 in medical, dental and vision insurance premiums paid by us, (ii) $546 in life insurance premiums paid by us and (iii) $573 in short-term and long-term disability premiums paid by us.
(5)	Consists of (i) $8,732 in medical, dental and vision insurance premiums paid by us, (ii) $637 in life insurance premiums paid by us and (iii) $1,387 in short-term and long-term disability premiums paid by us.
(6)	Mr. Tartre’s employment commenced in November 2007. His annual base salary is $275,000.
(7)	Pursuant to the terms of Mr. Tartre’s employment offer letter, Mr. Tartre’s non-equity incentive plan compensation was paid out on a full-year basis and not prorated.
(8)	Mr. Brady’s employment commenced in December 2007. His annual base salary is $250,000.

(9)	Includes (i) $3,231 in medical, dental and vision insurance premiums paid by us, (ii) $150 in life insurance premiums paid by us and (iii) $255 in short-term and long-term disability premiums paid by us. Also includes $4,150 paid by us on Mr. Brady’s behalf pursuant to our relocation policy for the closing costs on his purchase of a new home in San Diego, California. During the fiscal year ending June 30, 2009, Mr. Brady received the following relocation benefits pursuant to our relocation policy in connection with his move to San Diego, California: (i) $10,285 in moving costs; (ii) $7,500 in miscellaneous moving expenses; (iii) $1,024 in fees and other expenses; and (iv) $1,002 in tax assistance.
(10)	Includes (i) $2,647 in medical, dental and vision insurance premiums paid by us, (ii) $485 in life insurance premiums paid by us, (iii) $573 in short-term and long-term disability premiums paid by us and (iv) $7,830 in matching funds we contributed to Mr. Schwinn’s 401(k) plan account.
(11)	Consists of (i) $2,676 in medical, dental and vision insurance premiums paid by us, (ii) $455 in life insurance premiums paid by us and (iii) $989 in short-term and long-term disability premiums paid by us.
(12)	Includes (i) $10,771 in medical, dental and vision insurance premiums paid by us, (ii) $297 in life insurance premiums paid by us and (iii) $540 in short-term and long-term disability premiums paid by us.
(13)	Consists of (i) $13,797 in medical, dental and vision insurance premiums paid by us, (ii) $440 in life insurance premiums paid by us and (iii) $957 in short-term and long-term disability premiums paid by us.

Grants of Plan-Based Awards

During fiscal 2008, we granted restricted stock units and options to purchase our common stock to certain of our named executive officers, and each of our named executive officers participated in our annual cash incentive plans. The following table provides information on each of these awards on a grant-by-grant basis. In each case, except as noted below, the grant date of the award is the same as the approval date.

Name	Grant Date	Authori- zation Date	Estimated Possible Payouts Under Non-Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Tony Aquila	May 1, 2008(3)	April 29, 2008	—	—	—	30,056	(4)	—		n/a	(6)	$774,844
	May 1, 2008(3)	April 29, 2008	—	—	—	—		270,503	(5)	$25.79		$2,326,326
	January 28, 2008(7)	January 4, 2008	346,950	675,000	1,518,750	—		—		—		—

Jack Pearlstein	June 2, 2008(3)	May 6, 2008	—	—	—	8,100	(4)	—		n/a	(6)	$223,965
	June 2, 2008(3)	May 6, 2008	—	—	—	—		73,000	(6)	$27.66		$673,060
	January 28, 2008(4)	January 4, 2008	133,875	262,500	590,625	—		—		—		—

Donald Tartre	January 2, 2008(3)	December 31, 2007	—	—	—	20,000	(8)	—		n/a	(6)	$480,400
	January 2, 2008(3)	December 31, 2007	—	—	—	—		30,000	(9)	$24.03		$297,900
	November 26, 2007(7)	—	88,000	110,000	132,000	—		—		—		—

Jason Brady	January 2, 2008(3)	December 31, 2007	—	—	—	25,200	(8)	—		n/a	(6)	$605,304
	January 2, 2008(3)	December 31, 2007	—	—	—	—		50,000	(9)	$24.03		$496,500
	December 31, 2007 (7)	—	40,000	50,000	60,000	—		—		—		—

John Schwinn	April 13, 2006(7)	—	64,000	80,000	96,000	—		—		—		—

Michael D. Conway	April 13, 2006(7)	—	56,000	70,000	84,000	—		—		—		—

(1)	Represents potential payouts of non-equity incentive plan awards for fiscal 2008 as set forth in each executive officer’s employment agreement and our Annual Business Incentive Plan, in the case of Messrs. Aquila and Pearlstein, or Solera Incentive Plan, in the case of our other named executive officers. Actual amounts paid to named executive officers are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” The material terms of the plans are described in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives” above.
(2)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123(R) calculated without regard to vesting or forfeiture conditions. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2008 Annual Report.
(3)	Represents grants made under our 2007 Long-Term Equity Incentive Plan.
(4)	Represents restricted stock units, which are subject to vesting, with 25% vesting on March 31, 2009 and 6.25% vesting on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(5)	Represents stock options, which are subject to vesting, with 25% vesting on March 31, 2009 and 6.25% vesting on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(6)	Upon vesting of each restricted stock unit, the individual is entitled to receive one share of common stock for each vested restricted stock unit. No exercise or payment of exercise price is required.
(7)	Represents the date that the respective executive officer entered into the agreement that set forth his cash bonus for fiscal 2008.
(8)	Represents restricted stock units, which are subject to vesting, with 25% vesting on December 31, 2008 and 6.25% vesting on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(9)	Represents stock options, which are subject to vesting, with 25% vesting on December 31, 2008 and 6.25% vesting on each March 31, June 30, September 30 and December 31 thereafter until fully vested.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of the end of fiscal 2008. In determining the market value of restricted stock units that have not vested, the price of our common stock on the New York Stock Exchange as of the close of business on the last business day of fiscal 2008 was used.

	Stock Option Awards				Restricted Stock Unit Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested	Market Value of Restricted Stock Units That Have Not Vested
Tony Aquila	—	270,503	$25.79	May 1, 2018	30,056	$831,349
Jack Pearlstein	—	73,000	27.66	June 2, 2018	8,100	224,046
Donald Tartre	—	30,000	24.03	January 2, 2018	20,000	553,200
Jason Brady	—	50,000	24.03	January 2, 2018	25,200	697,032
John Schwinn	—	—	—	—	—	—
Michael D. Conway	—	—	—	—	—	—

Restricted Stock Units Vested

The table below sets forth the number of restricted stock units held by our named executive officers that vested during fiscal 2008. None of the stock options held by any of our named executive officers vested or were exercised during fiscal 2008. Upon the vesting of a restricted stock unit, the holder is entitled to receive one share of common stock for such vested restricted stock unit. In determining the market value realized on each vesting date, the price of our common stock on the New York Stock Exchange as of the close of business on the last business day prior to such vesting date was used.

Name	Number of Restricted Stock Units That Have Vested	Market Value Realized on Vesting
Tony Aquila	67,791	$1,854,104
Jack Pearlstein	22,597	$618,059
Donald Tartre	—	—
Jason Brady	—	—
John Schwinn	—	—
Michael D. Conway	—	—

Severance Payments; Change of Control Benefits

We provide severance payments and change of control benefits for our executive officers. We provide severance benefits to most of our executive officers to afford them financial protection in the event of a termination without cause or a resignation for good reason. Our private equity sponsor also included change of control payments in the New Agreements for Messrs. Aquila and Pearlstein and the amended senior managements for Messrs. Schwinn and Conway. Mr. Tartre’s employment offer letter provides for severance payments, and Mr. Brady’s management agreement provides for severance payments and change of control benefits.

Severance Payments. With certain exceptions set forth below, if employment of any of the named executive officers is terminated by us without “cause” or is terminated by the executive for “good reason” during the employment term, then such officer will be entitled to continue to receive his base salary, a pro-rated portion of his bonus for the prior fiscal year, in the case of Messrs. Aquila and Pearlstein, and employee benefits, for the following severance period after the date of such termination:

•	Messrs. Aquila and Pearlstein, eighteen months, subject to an extension of either six or twelve months by us;

•	Mr. Brady, six months, subject to an extension of six months by us;

•	Messrs. Tartre and Schwinn, six months; and

•	Mr. Conway, five months.

“Cause” generally means the conviction, in the case of Messrs. Aquila and Pearlstein, or commission, in the case of Messrs. Brady, Schwinn and Conway, of a crime, substantial and repeated failure to perform one’s duties, gross negligence or willful misconduct. For purposes of Mr. Tartre’s employment offer letter, “cause” is as defined under California law. “Good reason” generally means a material reduction in compensation, change in duties or reporting relationship or relocation. Mr. Tartre’s employment offer letter does not provide for employee benefits continuation as part of the severance payments or severance payments in connection with a termination for good reason.

Change of Control Arrangements. The New Agreements, in the case of Messrs. Aquila and Pearlstein, and the amended and restated senior management agreements, in the case of Messrs. Schwinn and Conway, provide that any unvested shares covered by these agreements held by the respective executive officer will immediately vest upon the consummation of a sale of our company. A sale of the company is defined in the agreements as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) (i) stock of our company possessing the voting power to elect a majority of our board of directors or (ii) all or substantially all of our assets. For Messrs. Aquila and Pearlstein, all of their equity securities that are subject to accelerated vesting provisions of the New Agreements were vested as of June 30, 2008. The change of control arrangements of the New Agreements do not apply to the stock options and restricted stock units awarded to them during fiscal 2008. These equity securities are referred to as the Fiscal 2008 Securities. For Messrs. Schwinn and Conway, the change of control arrangements apply to all of their equity securities.

Mr. Brady’s Management Agreement provides for “double-trigger” accelerated vesting for all of his unvested equity awards if his employment is terminated by us without “cause” (as defined above of Messrs. Schwinn and Conway) or is terminated by him for “good reason” (as defined above) during the period beginning 60 days before and ending twelve months after a sale of the company (as defined above). Mr. Brady’s change of control agreement applies to all of his current equity securities and any equity securities that may be awarded to him in the future.

The Fiscal 2008 Securities are subject to accelerated vesting as follows: in the event of a change of control of Solera, all of the unvested Fiscal 2008 Securities will immediately vest if (i) the acquirer fails to assume the Fiscal 2008 Securities or issue an equivalent replacement award for the Fiscal 2008 Securities, or (ii) within twenty-four months immediately following a change of control, the executive’s employment by or services to us are terminated without “cause” or the executive resigns for “good reason”. For purposes of the accelerated vesting provisions applicable to the Fiscal 2008 Securities, the definition of change of control is identical to the definition set forth in Section 2(d) of our LTIP and the definitions of “cause” and “good reason” are as set forth in Mr. Aquila’s New Agreement and Mr. Pearlstein’s employment agreement, as each may be amended from time to time.

Potential Payments upon Termination or Change in Control

The following table sets forth for each of our named executive officers the benefits that would arise upon certain terminations of employment or a change in control under the terms of (1) the senior management agreements of Messrs. Aquila, Schwinn and Conway, (2) the employment agreement of Mr. Pearlstein, (3) the management agreement of Mr. Brady, (4) the employment offer letter of Mr. Tartre and (5) the restricted stock unit and stock option grant agreements of Messrs. Aquila and Pearlstein. The table assumes that the termination and/or change in control occurred on June 30, 2008.

Name	Benefit	Termination without Cause or for Good Reason (1)		After Change in Control — Termination without Cause or for Good Reason (1)		Change in Control		Voluntary Termination	Death or Disability
Tony Aquila	Severance payment	$1,335,356	(2)	$1,335,356		None		None	None
	Accelerated vesting of restricted stock units and stock options	None		1,337,191	(3)	1,337,191	(3)	None	None
Jack Pearlstein	Severance payment	698,475	(2)	698,475		None		None	None
	Accelerated vesting of restricted stock units and stock options	None		224,046	(3)	224,046	(3)	None	None
Don Tartre	Severance payment	137,500	(4)	137,500		None		None	None
	Accelerated vesting of restricted stock units and stock options	None		None		None		None	None
Jason Brady	Severance payment	125,000	(5)	125,000		None		None	None
	Accelerated vesting of restricted stock units and stock options	None		969,282	(6)	None		None	None
John Schwinn	Severance payment	100,000	(7)	100,000		None		None	None
	Accelerated vesting of unvested common shares held under the Amended and Restated Senior Management Agreement(8)	18,669		1,098,964		1,098,964		None	None
Michael D. Conway	Severance payment	84,000	(7)	84,000		None		None	None
	Accelerated vesting of unvested common shares held under the Amended and Restated Senior Management Agreement(8)	12,899		759,292		759,292		None	None

(1)	Cause is generally defined as (A) the conviction or plea of no contest, in the case of Messrs. Aquila and Pearlstein, or the commission, for Messrs. Brady, Schwinn and Conway, of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to our company or any of our subsidiaries or any of our or our subsidiaries’ customers or suppliers, (B) substantial and repeated failure to perform duties, (C) gross negligence or willful misconduct with respect to our company or any of our subsidiaries, (D) conduct tending to bring our company or any of our subsidiaries into substantial public disgrace or disrepute or (E) any breach of the confidentiality or non-solicitation provisions of the executive’s employment agreement. For Mr. Tartre, cause is as defined under California law. Good reason is generally defined as (X) a reduction in base salary, (Y) a material diminution in titles or duties, or (Z) a change in the location of our company’s principal office by more than 25 miles. Mr. Tartre is not entitled to severance payment or accelerated vesting benefits upon termination of his employment for good reason.
(2)

If Mr. Aquila or Mr. Pearlstein terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 150% of his base salary plus 75% of the bonus paid in respect of the prior fiscal year, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for 18 months following termination. We have the option to extend this severance period from 18 to 24 or 30 months, during which extension we would continue to pay Mr. Aquila’s or Mr. Pearlstein’s, severance benefits at the same rate. Additionally, Mr. Aquila and Mr. Pearlstein would continue to participate in employee benefit programs for senior executive employees, other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.

(3)	In connection with a change in control, our 2007 Long-Term Equity Incentive Plan authorizes our board of directors to take certain actions with respect to existing grants made under such plan. If in connection with certain of the change in control events set forth in our 2007 Long-Term Equity Incentive Plan, our board of directors takes no such authorized action with respect to all or a portion of the outstanding restricted stock units or stock options held by Mr. Aquila or Pearlstein and either (a) the acquirer or successor corporation in such change in control does not assume such restricted stock units and stock options on an economically equivalent basis or (b) within 24 months following such change in control, Mr. Aquila or Mr. Pearlstein terminates his employment for good reason or is terminated by us without cause, then all of the restricted stock units and/or stock options held by such individual will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of the close of the last business day of fiscal 2008 (less, in the case of stock options, the exercise price).
(4)	If Mr. Tartre’s employment is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control.
(5)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for six months following termination. We have the option to extend this severance period for up to six months, during which extension we would continue to pay Mr. Brady’s severance benefits at the same rate. The length of his non-solicit restriction would be extended by the same period. Additionally, Mr. Brady would continue to participate in employee benefit programs for senior executive employees or we would pay his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Brady would not continue to participate in bonus or incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.
(6)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause within 60 days prior to or twelve months following a change in control, then all of his outstanding restricted stock units and stock options that have not vested as of such termination will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of the close of business on the last business day of fiscal 2008 (less, in the case of stock options, the exercise price thereof).
(7)	If Mr. Schwinn or Mr. Conway terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 50%, in the case of Mr. Schwinn, or 42%, in the case of Mr. Conway, of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for six months, in the case of Mr. Schwinn, or five months, in the case of Mr. Conway, following termination. Additionally, Mr. Schwinn and Mr. Conway would continue to participate in employee benefit programs for senior executive employees, other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.
(8)	Upon a change in control, the shares held by the individual that have not vested under his Securities Purchase Agreement will immediately vest. Prior to a change in control, upon a termination of the individual’s employment for any reason, we may repurchase the unvested shares from the individual for $0.30 per share. Thus, the value of the unvested shares upon a termination prior to a change in control is equal to the number of unvested shares multiplied by $0.30. Upon a change in control, the shares immediately vest and are no longer subject to repurchase. Thus, the value of such shares upon a change in control, whether the individual is terminated or not, is calculated as the number of such shares multiplied by the price of our common stock reported on the New York Stock Exchange as of the close of business on the last business day of fiscal 2008. The only condition to accelerated vesting upon a change in control is that the executive officer be continuously employed up to and at the time of the change in control. A change in control is a sale of the company, which is defined in the respective agreement as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) stock of the our company possessing the voting power to elect a majority of our board of directors or all or substantially all of our assets.

Compensation of Directors

Except for Mr. Canfield, our non-employee directors receive equity awards and annual cash fees. The cash fees are paid on a quarterly basis and were increased in February 2008. The previous fees and the current fees are set forth below:

	Previous Annual Fees	Current Annual Fees
Board member	$40,000	$52,000
Audit Committee Chair	$15,000	$25,000
Audit Committee member	$7,500	$17,500
Compensation Committee Chair	$10,000	$15,000
Compensation Committee member	$5,000	$10,000
Nominating and Corporate Governance Committee Chair	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Except for Mr. Canfield, each new non-employee director elected or appointed to our Board of Directors is automatically granted an initial restricted stock unit award to cover a number of shares of our common stock determined by dividing (A) $300,000 by (B) the fair market value of a share of our common stock on the date of grant, with the number of shares rounded up to the nearest whole share. 50% of the initial restricted stock unit awards vest in equal monthly installments during the first twelve months following the date of grant. The remaining 50% of the initial restricted stock unit awards vest in equal annual installments in years two, three and four following the date of grant. In October 2008, we granted an initial restricted stock unit award to purchase 12,680 shares of our common stock to Mr. Kingsbury.

Except for Mr. Canfield, each non-employee director who is re-elected to our Board of Directors automatically receives a restricted stock unit award, as of the date of the annual meeting, to cover a number of shares of our common stock determined by dividing (A) $150,000 by (B) the fair market value of a share of our common stock on the date of the annual meeting, with the number of shares rounded up to the nearest whole share. These annual restricted stock unit awards vest in equal monthly installments during the first twelve months following the date of grant. Once the restricted stock units are vested, they are distributed to the non-employee director upon the earlier to occur of (a) five years from the date of grant, (b) separation from the Board (for any reason) and (c) a change of control of Solera. For purposes of the restricted stock unit awards, a change of control is as defined in our equity incentive plan. Except for Messrs. Aquila and Canfield, who do not receive automatic awards, all of our directors will receive an annual restricted stock unit award as of the date of the 2008 annual meeting. In the case of Mr. Kingsbury, he will receive an annual restricted stock unit award to purchase a number of shares of our common stock determined by dividing (A) $12,500 by (B) the fair market value of our common stock on the date of the annual meeting to reflect the approximate one month period he served on our Board of Directors between the date of his election to our Board of Directors to the date of the 2008 annual meeting.

For each of the automatic restricted stock awards, all unvested awards immediately vest upon death or disability of the director. Disability is as defined in our equity incentive plan. Each director may make an irrevocable, annual election to receive restricted stock units in lieu of the director’s annual cash fee as a Board member on a dollar-for-dollar basis.

In February 2008, we granted to each of Ms. Gillespie and Messrs. Shelton and Yarbrough restricted stock units to purchase 4,027 shares of our common stock. 50% of these restricted stock units vest on February 6, 2009 and the remaining 50% of the restricted stock units vest on February 6, 2010. When we commenced automatic grants of initial restricted stock unit awards to our directors, the value of award on the grant date was $200,000. We granted these restricted stock unit awards to these directors in recognition of the fact that, in February 2008, the value of the automatic initial grant of restricted stock unit awards was increased by $100,000 to $300,000.

In June 2008, we granted to each of Ms. Gillespie and Messrs. Shelton and Yarbrough restricted stock units to purchase 3,163 shares of our common stock. 1/7th of the restricted stock units vested on June 2, 2008 and 1/7th of the restricted stock units vested on June 15, 2008 and on the 15th day of each month thereafter. All of these restricted stock unit awards will vest as of the date of the 2008 annual meeting to the extent not already vested. We make automatic annual grants to our non-employee directors each year. Prior to the February and June 2008 grants, we last granted restricted stock unit awards to our non-employee directors (Messrs. Shelton and Yarbrough) in connection with our May 2007 initial public offering. We did not make automatic grants to non-employee directors in connection with our 2007 annual meeting, which was held in December 2007. Consistent with our policy of annual automatic grants, the purpose of the June 2008 restricted stock unit awards was to bridge the nineteen-month period between the May 2007 automatic grants and the automatic grants to be made in connection with the 2008 annual meeting.

In February 2008, the Board of Directors approved stock ownership guidelines for our non-employee directors (other than Mr. Canfield who does not receive automatic equity awards). The guidelines provide that, after a period of five years of service as a director, each non-employee director should hold Solera equity securities with a value of at least three times such non-employee director’s annual cash fees.

The following table summarizes the compensation of our directors in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Jerrell W. Shelton	$81,491	$187,407	(1)	$268,898
Stuart J. Yarbrough	71,956	187,407	(1)	259,363
Roxanni Gillespie	73,556	187,407	(1)	260,963
Garen Staglin (2)	21,200	—		21,200
Philip A. Canfield	—	—		—
Craig Bondy (2)	—	—		—

(1)	Represents the dollar amount recognized for financial statement purposes of the grant in February 2008 and June 2008 of 4,027 and 3,163 restricted stock units, respectively. The grant date fair value of the February 2008 award, as computed under SFAS 123(R) without regard to vesting or forfeiture conditions, was $24.82 per share, or $99,950. The grant date fair value of the June 2008 award, as computed under SFAS 123(R) without regard to vesting or forfeiture conditions, was $27.65 per share, or $87,457. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2008 Annual Report. As of June 30, 2008, Ms. Gillespie holds 7,190 restricted stock units and each of Messrs. Shelton and Yarbrough holds 20,523 restricted stock units.
(2)	Messrs. Staglin and Bondy served on our Board of Directors until our 2007 annual meeting.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2009 MEETING

Stockholder proposals intended for inclusion in our Proxy Statement relating to the next annual meeting in November 2009 must be received by us no later than August 14, 2009. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, proposals of stockholders not intended for inclusion in the Proxy Statement, but intended to be raised at our regularly scheduled annual meeting of stockholders to be held in 2009, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than July 15, 2009 and no later than August 14, 2009 and must comply with the procedures outlined in our bylaws, a copy of which is available upon request from the Corporate Secretary, 15030 Avenue of Science, San Diego, CA 92128.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

ADDITIONAL INFORMATION

We will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding our proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this Proxy Statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Jason Brady

Secretary

Dated: October 15, 2008

APPENDIX A

SOLERA HOLDINGS, INC

2008 OMNIBUS INCENTIVE PLAN

2008 OMNIBUS INCENTIVE PLAN

Solera Holdings, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2008 Omnibus Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company's success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Cause” has the meaning set forth in the applicable Award Agreement, but in the absence of any definition in the applicable Award Agreement means a determination by the Committee that one or more of the following events has occurred: (i) the commission of a felony or a crime involving moral turpitude by a Participant or the commission of any other act or omission by a Participant involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) a Participant’s failure or inability (other than by reason of disability) to carry out effectively his or her duties and obligations to the Company and its Subsidiaries or to participate effectively and actively in the management of the Company and its Subsidiaries, (iii) gross negligence or willful misconduct by a Participant with respect to the Company or any of its Subsidiaries, (iv) conduct by a Participant tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, or (v) any material breach by a Participant of any Award Agreement.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

2.7 “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.8 “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Director” shall mean a non-employee member of the Board.

2.10 “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.11 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.13 “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing sale price of the Shares reported as having occurred on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.14 “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.15 “Limitations” shall have the meaning set forth in Section 10.5.

2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17 “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.18 “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.19 “Payee” shall have the meaning set forth in Section 13.2.

2.20 “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.21 “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.22 “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.23 “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.24 “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value will be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.25 “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.26 “Prior Plan” shall mean the Company’s 2007 Long-Term Equity Incentive Plan.

2.27 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.29 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of cash, Shares or such other property as the Committee shall determine, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

2.31 “Section 409A” shall mean Section 409A of the Code and the regulations promulgated from time to time thereunder.

2.32 “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.

2.33 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.34 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.35 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.36 “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.	SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of ten million one hundred twenty thousand (10,120,000) Shares shall initially be authorized for grant under the Plan plus any Shares remaining available for grant under the Prior Plan on the effective date of the Plan, for an aggregate maximum initially of no more than twelve million eight hundred fifty thousand (12,850,000) Shares. Shares that are subject to Awards other than Options or Stock Appreciation Rights shall, at the time of grant of the Award, be counted against the number of Shares issuable under the Plan as two and five hundredths (2.05) Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 13.13), no awards may be granted under the Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after the effective date of the Plan any Shares subject to an award under the Prior Plan are forfeited, an Award expires or an award under the Prior Plan is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with

Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations for grant to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of such company) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination other than with such acquired or combined company.

(d) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two and five hundredths (2.05) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

3.2 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2 Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company.

5.	OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2 Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share Shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the then Fair Market Value per Share of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4 Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted; provided, however, that the term of the Option shall in no event exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.

5.5 Exercise of Options. (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee (as defined in Section 12.3) thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; any fractional Share shall be settled in cash.

5.6 Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7 Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be twelve million eight hundred fifty thousand (12,850,000) Shares, subject to adjustment as provided in Section 12.2.

6.	STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other conditions or restrictions on the terms of exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price not less than 100% of the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A), (ii) have a term not greater than seven (7) years, and (iii) not be exercisable before the expiration of one year from the date of grant (but may become exercisable pro rata over such time), except for Substitute Awards, under circumstances contemplated by Article 11 or as may be set forth in an Award Agreement with respect to (x), retirement, death or disability of a Participant or (y) special circumstances determined by the Committee, such as the achievement of performance objectives.

(e) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award)), and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2 Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant

7.3 Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1 Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2 Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Other Share-Based Awards may be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee.

8.3 Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

8.4 Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for settlement of the deferred stock units.

9.	PERFORMANCE AWARDS

9.1 Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2 Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3 Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4 Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period by March 15 of the year following the year in which ends the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

10.	CODE SECTION 162(m) PROVISIONS

10.1 Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-

Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2 Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; cash earnings per shares; net income (before or after taxes); net income (before or after taxes) per share (outstanding or as adjusted for possible dilution); adjusted net income (before or after taxes); adjusted net income (before or after taxes) per share (outstanding or as adjusted for possible dilution); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); adjusted earnings (including adjusted earnings before taxes, adjusted earnings before interest and taxes or adjusted earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, cash earnings (which may be adjusted as for earnings above) per share (outstanding or as adjusted for possible dilution); gross margins or cash margin; year-end cash; debt reduction; stockholder equity; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); regulatory achievements; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements (including establishing relationships with manufacturers or data suppliers); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3 Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Article 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4 Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5 Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any calendar year with respect to more than 5,000,000 Shares and (ii) earn more than 5,000,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $7,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1 Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2 Assumption or Substitution of Certain Awards. (a) For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award): (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3 Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions of Company Voting Securities: (i) by the Company or any Subsidiary, (ii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c);

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the voting securities eligible to elect a majority of the directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(e) The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

12.	GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3 or Section 6.2(e), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the Limitations. The Board may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3 Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), or (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4 Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. In the absence of such determination, then with respect to Options and Stock Appreciation Rights the post-termination period during which such Award shall be exercisable is three (3) months if termination is without Cause (excluding termination due to death or for disability) and twelve (12) months when termination is due to death or for disability.

12.5 Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award, other than an Option or Stock Appreciation Right, may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

13.	MISCELLANEOUS

13.1 Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee , Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors Consultants or Participants under the Plan.

13.4 Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5 Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9 Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10 Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.13 Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by a majority of the holders of the shares voting at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each then-outstanding Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14 Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.15 Compliance with Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A payment or settlement shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation”. If a deferral under the Plan is a “separation payment” subject to Section 409A, then distribution of such deferral shall not occur until the date of Participant’s “separation from service” and if Participant is a “specified employee” then not until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

13.16 No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”)) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.17 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.18 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

APPENDIX B

SOLERA HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

(Amended as of May 7, 2008)

Organization

This charter governs the operations of the Audit Committee of Solera Holdings, Inc. (the “Company”). The Committee shall review and reassess this charter at least annually and obtain the Board’s approval of the charter. Members of the Committee shall be members of, and appointed by, the board of directors of the Company (the “Board”). The Committee shall be comprised of three or more members. Each member of the Committee shall be “independent” within the meaning of the applicable listing rules of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”), as determined by the Board; provided, however, that (i) upon completion of the Company’s initial public offering (the “IPO”), at least one member of the Committee need be independent, (ii) within 90 days of completion of the IPO, a majority of the members of the Committee shall be independent and (iii) within one year of completion of the IPO, all members of the Committee shall be independent.

Each member of the Committee shall satisfy the financial literacy requirements of the New York Stock Exchange, as determined by the Board, or must become financially literate within a reasonable period of time after appointment, and at least one member of the Committee shall have accounting or related financial management expertise and shall be deemed an “audit committee financial expert,” as determined by the rules and regulations of the SEC. The existence of such member shall be disclosed in periodic filings as required by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such concurrent service would not impair the ability of such member to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. To foster open communication, the Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Committee members shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.

Committee members may not accept any compensation from the Company either directly or indirectly, other than compensation as a Board member or a member of any Board committee.

Purpose

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function, if any, and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements and certain Company policies.

The Committee shall also prepare the report that SEC rules require to be included in the Company’s annual proxy statement. In so doing, it is the responsibility of the Committee to maintain free and open communication with the Board, the independent auditor and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee shall have the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties. The Committee, in its discretion, may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee and to provide pertinent information as necessary.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•

The Committee shall be directly responsible for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and receiving the report of the independent auditor.

•	The Committee shall ensure the rotation of the lead audit partner as required by law.

•

The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. Alternatively, the Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•	The firm’s internal quality control procedures.

•

Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

•	The Committee shall ensure that hiring policies for employees or former employees of the independent auditor meet SEC regulations and stock exchange listing standards.

•

To the extent the Company establishes an internal audit function, the Committee shall review and concur with management’s appointment, termination or replacement of the director of internal audit function.

•

The Committee shall discuss with the internal auditors (if any) and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall also discuss with management, the internal auditors (if any) and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees).

•

Periodically, the Committee shall meet separately with management, the internal auditors (if any) and the independent auditor to discuss issues and concerns warranting Committee attention, including significant risks to the Company and the steps management has taken to address such risks. The Committee shall provide sufficient opportunity for the internal auditors (if any) and the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•

To the extent the Company establishes an internal audit function, the Committee shall periodically review its operation, including the independence and authority of the internal auditors, the proposed internal audit plans for the coming year and the coordination of such plans with the internal audit function.

•	The Company shall review the proposed audit plans for the coming year and the coordination of such plans with the independent auditor.

•

The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion (if the preparation of such report is required by applicable law).

•

The Committee shall discuss the types of information to be disclosed and types of presentations to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each release or each instance of guidance.

•	The Committee shall review and discuss policies with respect to risk assessment and risk management.

•

The Committee shall discuss the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall discuss with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall regularly report to the Board, including the results of the annual audit, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and, to the extent an internal audit function is established, the performance of the internal audit function and the independence of the internal auditor. If requested by the Board, the Committee shall invite the independent auditor to attend the full Board meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

•

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall review reports of attorneys or others with respect to evidence of material violations of securities laws or breaches of fiduciary duty.

•

Assess, monitor and manage interested-party transactions and business relationships, as the case may be, approved by the Company’s Nominating and Corporate Governance Committee pursuant to the Company’s Conflict of Interest and Code of Conduct Policy.

•	The Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•

The Committee shall review the Company’s disclosure in the proxy statement for its annual meeting of stockholders that describes whether the Committee has satisfied its responsibilities under this Charter for the prior year.

•	The Committee shall periodically evaluate its performance to determine whether it is functioning effectively.

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

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C123456789

000004

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 11, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/SLH

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and FOR Proposals 2 and 3.

For Withhold

1. Election of Directors: 01—Tony Aquila

04—Jerrell W. Shelton

For Withhold

02—Philip A. Canfield

05—Stuart J. Yarbrough

For Withhold

03—Arthur F. Kingsbury

2. Approval of the Solera’s 2008 Omnibus Equity Incentive Plan.

For Against Abstain

3. Ratification of the appointment of Deloitte & Touche LLP as Solera’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

5 2 A V 0 1 9 3 6 1 1

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SOLERA HOLDINGS, INC.

Notice of 2008 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — 9:00 AM PST November 12, 2008

Tony Aquila and Jack Pearlstein, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Solera Holdings, Inc. to be held on November 12, 2008 at the Marriott Del Mar, 11966 El Camino Real, San Diego CA 92130, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the matters in Proposal 1, Proposal 2 and Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)